Exhibit 10.22

CABOT OIL & GAS CORPORATION

SAVINGS INVESTMENT PLAN

(As Amended and Restated Effective January 1, 2006)

Exhibit 10.22

CABOT OIL & GAS CORPORATION

SAVINGS INVESTMENT PLAN

(As Amended and Restated Effective January 1, 2006)

I N D E X

(i)

1.36	Rollover Account	6
1.37	Rollover Amount	6
1.38	Service	7
1.39	Total and Permanent Disability	7
1.40	Trust	7
1.41	Trust Agreement	7
1.42	Trust Fund	7
1.43	Trustee	7
1.44	Valuation Date	7
1.45	Vesting Service	7
1.46	Year of Service	7

ARTICLE II ADMINISTRATION OF THE PLAN		8
2.1	Allocation of Responsibility Among Fiduciaries for Plan and Trust Administration	8
2.2	Appointment of Committee	8
2.3	Records and Reports	8
2.4	Other Committee Powers and Duties	9
2.5	Rules and Decisions	9
2.6	Committee Procedure	10
2.7	Authorization of Benefit Payments	10
2.8	Payment of Expenses	10
2.9	Application and Forms for Benefits	10
2.10	Committee Liability	10
2.11	Statements	11
2.12	Annual Audit	11
2.13	Funding Policy	11
2.14	Allocation and Delegation of Committee Responsibilities	11
2.15	Presenting Claims for Benefits	12
2.16	Claims Review Procedure	13

ARTICLE III PARTICIPATION AND SERVICE		18
3.1	Eligibility for Participation	18
3.2	Notification of Eligible Employees	18
3.3	Applications by Employees	18
3.4	Authorized Absences	18
3.5	Break In Service	19
3.6	Participation and Vesting Service Upon Re-employment Before a Break In Service	19
3.7	Participation and Vesting Service Upon Re-employment After a Break In Service	19
3.8	Vesting Service	20
3.9	Transferred Members	20
3.10	Special Eligibility and Vesting for Certain Employees	21
3.11	Automatic Vesting Service	21
3.12	Qualified Military Service	22

(ii)

ARTICLE IV CONTRIBUTIONS AND FORFEITURES		23
4.1	Savings Contributions	23
4.2	Employer Contributions	24
4.3	Employer Contributions and Pre-Tax Contributions to be Tax Deductible	25
4.4	Suspension of Contributions	25
4.5	Delivery to Trustee	25
4.6	Application of Funds	25
4.7	Rollover Amounts	25
4.8	Disposition of Forfeitures	26
4.9	Contributions Generally Irrevocable	26

ARTICLE V MEMBER ACCOUNTS		27
5.1	Individual Accounts	27
5.2	Account Adjustments	27
5.3	Recognition of Different Investment Funds	28
5.4	Valuation of Trust Fund	28

ARTICLE VI WITHDRAWALS AND LOANS		29
6.1	Withdrawals from Profit Sharing Plan Account	29
6.2	Withdrawals of Amounts From After-Tax Contribution Account	31
6.3	Withdrawals of Amounts From Pre-Tax Account	31
6.4	Withdrawals from Employer Contribution, ESOP and Rollover Accounts	31
6.5	Loans to Members	31

ARTICLE VII MEMBERS’ BENEFITS		34
7.1	Retirement of Members on or after Retirement Date	34
7.2	Disability of Members	34
7.3	Death of Members	34
7.4	Other Termination of Service	34
7.5	Valuation Dates Determinative of Member’s Rights	35
7.6	Vesting for Certain Employees	35

ARTICLE VIII PAYMENT OF BENEFITS		36
8.1	Payment of Benefits	36
8.2	Distribution Upon Death	37
8.3	Required Minimum Distributions	38
8.4	Disputed Benefits	40
8.5	Member’s Right to Transfer Eligible Rollover Distribution	40

ARTICLE IX TRUST AGREEMENT; INVESTMENT FUNDS; INVESTMENT DIRECTIONS		42
9.1	Trust Agreement	42
9.2	Investment Funds	42
9.3	Investment Directions of Members	42
9.4	Change of Investment Directions	42
9.5	Benefits Paid Solely from Trust Fund	43

(iii)

9.6	Committee Directions to Trustee	43
9.7	Authority to Designate Investment Manager	43
9.8	Liquidation of Cabot MicroElectronics Stock	43

ARTICLE X ADOPTION OF PLAN BY OTHER ORGANIZATIONS; SEPARATION OF THE TRUST FUND; AMENDMENT AND TERMINATION OF THE PLAN; DISCONTINUANCE OF CONTRIBUTIONS TO THE TRUST FUND		44
10.1	Adoptive Instrument	44
10.2	Separation of the Trust Fund	44
10.3	Voluntary Separation	44
10.4	Amendment of the Plan	45
10.5	Acceptance or Rejection of Amendment by Employers	45
10.6	Termination of the Plan	45
10.7	Liquidation and Distribution of Trust Fund Upon Termination	46
10.8	Effect of Termination or Discontinuance of Contributions	46
10.9	Merger of Plan with Another Plan	46
10.10	Consolidation or Merger with Another Employer	47

ARTICLE XI MISCELLANEOUS PROVISIONS		48
11.1	Terms of Employment	48
11.2	Controlling Law	48
11.3	Invalidity of Particular Provisions	48
11.4	Non-Alienation of Benefits	48
11.5	Payments in Satisfaction of Claims of Members	48
11.6	Payments Due Minors and Incompetents	49
11.7	Impossibility of Diversion of Trust Fund	49
11.8	Evidence Furnished Conclusive	49
11.9	Copy Available to Members	49
11.10	Unclaimed Benefits	49
11.11	Headings for Convenience Only	50
11.12	Successors and Assigns	50

ARTICLE XII LIMITATION ON BENEFITS		51
I.	Single Defined Contribution Plan	51
II.	Two or More Defined Contribution Plans	52

ARTICLE XIII TOP-HEAVY PLAN REQUIREMENTS		56
13.1	General Rule	56
13.2	Vesting Provisions	56
13.3	Minimum Contribution Percentage	56
13.4	Limitation on Compensation	57
13.5	Coordination With Other Plans	57
13.6	Distributions to Certain Key Employees	58
13.7	Determination of Top Heavy Status	58

(iv)

ARTICLE XIV TESTING OF CONTRIBUTIONS		63
14.1	Definitions	63
14.2	Actual Deferral Percentage Test	65
14.3	Excess Contributions	66
14.4	Actual Contribution Percentage Test	67
14.5	Excess Aggregate Contributions	68
14.6	Effective Date	69

(v)

CABOT OIL & GAS CORPORATION SAVINGS INVESTMENT PLAN

(As Amended and Restated Effective January 1, 2006)

Recitals

Cabot Oil & Gas Corporation, a Delaware corporation (the “Company”), adopted the Cabot Corporation Profit Sharing and Savings Plan and its related trust for the benefit of its eligible employees and the eligible employees of certain of its subsidiaries who might adopt said Plan, effective October 1, 1976 (the “1976 Plan”).

Effective January 1, 1991, the Board of Directors of the Company authorized the establishment of the Cabot Oil & Gas Corporation Savings Investment Plan (the “Prior Plan”) to replace the 1976 Plan, and each Company employee’s accounts in the 1976 Plan and the Cabot Corporation Employee Stock Ownership Plan were transferred to the Prior Plan at such time. The Prior Plan was subsequently amended by the First through Eleventh Amendments thereto.

Effective January 1, 2001, the Board of Directors of the Company authorized the amendment and restatement of the Prior Plan in the form of the Cabot Oil & Gas Corporation Savings Investment Plan (the “Plan”) to incorporate the prior amendments, to incorporate changes required by certain legislative acts, and to make certain other changes.

Effective January 1, 2006, the Board of Directors of the Company authorized the amendment and restatement of the Plan in order to incorporate (i) all prior amendments thereto, including previously adopted good faith compliance amendments to reflect applicable law changes under the Economic Growth and Tax Relief Reconciliation Act of 2001 and (ii) the final Treasury Regulations under Code Sections 401(k) and 401(m). There shall be no termination and no gap or lapse in time or effect between the Plan as in effect on December 31, 2005, and this Plan.

The Plan and the related Trust, which is intended to form a part of the Plan, are intended to meet the requirements of Sections 401(a), 401(k) and 501(a) of the Internal Revenue Code of 1986, and the Employee Retirement Income Security Act of 1974, as either may be amended from time to time.

The provisions of this Plan shall apply to a Member who terminates Service on or after January 1, 2006. The rights and benefits, if any, of a former employee shall be determined in accordance with the provisions of the Plan in effect on the date his employment terminated.

NOW, THEREFORE, Cabot Oil & Gas Corporation hereby amends, restates in its entirety, and continues the Cabot Oil & Gas Corporation Savings Investment Plan, effective January 1, 2006, a profit-sharing plan within the meaning of Code Section 401(a)(27), as follows:

ARTICLE I

DEFINITIONS

As used in this Plan, the following words and phrases shall have the following meanings unless the context clearly requires a different meaning:

1.1 Account: Collectively, the accounts maintained for each Member pursuant to Section 5.1, and shall include accounts provided for in the Profit Sharing Plan.

1.2 Affiliate: A corporation or other trade or business that is not an Employer under this Plan but which together with the Company is “under common control” within the meaning of Section 414(b) or (c), as modified by Section 415(h) of the Code; any organization (whether or not incorporated) which, together with the Company, is a member of an “affiliated service group” within the meaning of Section 414(m) of the Code; and any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.

1.3 After-Tax Contribution Account: The separate account maintained for a Member to record his After-Tax Contributions to the Plan and adjustments relating thereto.

1.4 After-Tax Contributions: The amount contributed by a Member pursuant to Section 4.1B.

1.5 Authorized Leave of Absence: Any absence authorized by the Employer or Affiliate under the Employer’s or Affiliate’s standard personnel practices provided that all persons under similar circumstances must be treated alike in the granting of such Authorized Leaves of Absence and provided further that the Member returns within the period of authorized absence.

1.6 Beneficiary: A Member’s spouse, or such other natural person or persons, or the trustee of an inter vivos trust for the benefit of natural persons, entitled to benefits hereunder following a Member’s death.

1.7 Board of Directors: The Board of Directors of the Company.

1.8 Code: The Internal Revenue Code of 1986, as now in effect or hereafter amended.

1.9 Committee: The Administrative Committee appointed by the Company to act as administrator of the Plan and to perform the duties described in Article II.

1.10 Company: Cabot Oil & Gas Corporation, a Delaware corporation, its predecessors and successors.

1.11 Compensation: The total non-deferred remuneration actually paid to a Member by the Employer for personal services rendered as an Employee, as reported on the Member’s Federal Income Tax Withholding Statement (Form W-2 or its subsequent equivalent) during the applicable Plan Year and any amounts by which a Member’s normal remuneration is reduced pursuant to a voluntary salary reduction plan qualified under Section 125 of the Code, a qualified transportation fringe under Section 132(f) of the Code or a cash-or-deferred plan qualified under Section 401(k) of the Code, including salary, wages, overtime payments, and annual, discretionary and sign-on bonuses, but excluding any amounts contributed by or on behalf of an Employer to this Plan or any other employee benefit plan sponsored by the Company, non-deductible moving expenses, disability pay (both short-term and long-term), any income arising from the exercise of a stock option or from the receipt of a restricted stock award, reimbursements, expense allowances, severance pay (whether periodic or in a lump sum), taxable fringe benefits, waiver benefits, deductible payments under Section 105(h) of the Code, taxable group-term life insurance benefits, and retention and relocation bonuses. The Compensation of a Member as reflected on the books and records of the Employer shall be conclusive.

Notwithstanding anything herein to the contrary, in no event shall the Compensation taken into account under the Plan for any Employee exceed $220,000 or such other amount provided under Section 401(a)(17) of the Code, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which Compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the Compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12. If Compensation for any prior determination period is taken into account in determining an Employee’s benefits accruing in the current Plan Year, the Compensation for that prior determination period is subject to the Compensation limit in effect for that prior determination period.

1.12 Contribution: Any amount contributed to the Trust Fund pursuant to the provisions of this Plan, by an Employer or by a Member out of his Compensation. Contributions by the Employer shall sometimes be referred to as “Employer Contributions” and “Pre-Tax Contributions,” as specified under Sections 4.1 and 4.2 hereof.

1.13 ERISA: Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.14 Effective Date: January 1, 2006, the effective date of the Plan as amended and restated herein, unless otherwise specified herein.

1.15 Employee: Any person who, on or after the Effective Date, is receiving remuneration for personal services (or would be receiving such remuneration except for an authorized leave of absence) as an employee of an Employer or who is a Leased Employee.

1.16 Employer: The Company, its successors, and any eligible organization which shall adopt this Plan pursuant to the provisions of Article X, and the successors, if any, to such organization.

1.17 Employer Contribution Account: The account maintained for a Member to record his share of the Contributions of his Employer and adjustments relating thereto.

1.18 Employment Year: The twelve consecutive month period determined from the Employee’s first performance of an Hour of Service and subsequent twelve-month periods beginning on the first anniversary of such Employee’s performance of such Hour of Service; provided, however, that in the case of any Employee who incurs a Break In Service, upon such Employee’s re-employment his Employment Year shall be deemed to commence on the date he first performs an Hour of Service after such Break In Service.

1.19 Entry Date: The first day of each calendar month and any such other date as determined by the Committee, communicated to the Employees and applied in a uniform and non-discriminatory manner thereafter.

1.20 ESOP: The Cabot Corporation Employee Stock Ownership Plan, as effective December 31, 1990.

1.21 ESOP Account: The account maintained for a Member who participated in the ESOP to record his contributions transferred from the ESOP to this Plan and adjustments relating thereto. Effective October 16, 2000, a Member shall be eligible to transfer the assets held in the Member’s ESOP Account to other Investment Funds provided under the Plan or to borrow assets from such account as provided under Section 6.5 of the Plan.

1.22 Forfeiture: The portion of a Member’s Employer Contribution Account which is forfeited because of termination of Service before full vesting pursuant to Section 7.4 and which occurs on the earlier of (a) the distribution of the entire vested portion of the Member’s Account or (b) the last day of the Plan Year in which the Member incurs five (5) consecutive one-year Breaks In Service.

1.23 Hour(s) of Service: An Hour of Service is each hour during an applicable computation period for which an Employee is directly or indirectly paid, or entitled to payment, by an Employer or an Affiliate for the performance of duties or for any period of Authorized Leave of Absence. Moreover, an Hour of Service is each hour, not in excess of forty hours per week, during any period of unpaid Authorized Leave of Absence with an Employer or an Affiliate. Such Hours of Service shall be credited to the Employee for the computation period in which such duties were performed or in which such Authorized Leave of Absence occurred. An Hour of Service also includes each hour, not credited above, for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by an Employer or an Affiliate. These Hours of Service shall be credited to the Employee for the computation period to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made. In determining an Employee’s total Hours of Service during a computation period, a fraction of an hour shall be deemed a full Hour of Service.

Instead of counting and crediting actual hours worked, for purposes of determining the number of Hours of Service to be credited to an Employee, an Employee may be credited with 190 Hours of Service for each calendar month during which he has earned one

Hour of Service. For purposes of determining the number of Hours of Service to be credited for reasons other than the performance of duties and for purposes of determining to which computation period Hours of Service earned under any provision of this Plan are to be credited, the provisions of Department of Labor Regulation Section 2520.200(b)-2(b) and (c) are hereby incorporated by reference as if fully set forth herein.

Hours of Service will be credited for employment with other members of an affiliated service group (under Code Section 414(m)), a controlled group of corporations (under Code Section 414(b)), or a group of trades or businesses under common control (under Code Section 414(c)), of which the Company is a member. However, Hours of Service shall not be credited for employment with such an affiliated service group, a controlled group, or a group of trades or businesses prior to its becoming a member of or after its cessation of membership in the Company’s affiliated service group, controlled group, or group of trades or businesses. Hours of Service will be credited for any individual considered an employee under Code Section 414(n).

1.24 Income of the Trust Fund: The net gain or loss of the Trust Fund from investments, as reflected by interest payments, dividends, realized and unrealized gains and losses on securities and other investment transactions and expenses paid from the Trust Fund.

1.25 Investment Fund(s): Any of the investment funds comprising the Trust Fund, as described in Section 9.2.

1.26 Leased Employee: Each person who is not an employee of an Employer but who performs services for an Employer pursuant to a leasing agreement (oral or written) between an Employer and any leasing organization, provided that such person has performed such services for an Employer or for related persons (within the meaning of Code Section 144(a)(3)) on a substantially full-time basis for a period of at least one year and such services are performed under primary direction or control by an Employer. Notwithstanding the preceding sentence, the term “Leased Employee” shall not include any individual who is deemed to be an employee of an Employer under Code Section 414(n)(5).

1.27 Member: An Employee who, pursuant to the provisions of Article III, has met the eligibility requirements for participation in this Plan and is participating in the Plan.

1.28 Plan: The Cabot Oil & Gas Corporation Savings Investment Plan, as amended and restated effective January 1, 2006, set forth herein, and as hereafter amended from time to time.

1.29 Plan Quarter: Each calendar quarter of the Plan Year.

1.30 Plan Year: The fiscal year of the Plan beginning on January 1 of each calendar year and ending on December 31.

1.31 Pre-Tax Contribution Account: The account maintained for a Member to record his Pre-Tax Contributions and adjustments relating thereto.

1.32 Prior Plan: The Cabot Oil & Gas Corporation Savings Investment Plan, as amended and restated effective January 1, 2001, as thereafter amended and in effect on December 31, 2005.

1.33 Profit Sharing Plan: The Cabot Corporation Profit Sharing and Savings Plan as in effect on December 31, 1990.

1.34 Profit Sharing Plan Account: The account maintained for a Member who participated in the Profit Sharing Plan prior to January 1, 1991 to record his contributions from the Prior Plan and adjustments relating thereto.

1.35 Retirement Date: The sixty-fifth (65th) birthday of a Member or, if earlier, the date on which a Member who is a participant in the Cabot Oil & Gas Pension Plan satisfies the age and service requirements for Early Retirement under said pension plan.

1.36 Rollover Account: The account maintained for a Member to record his Rollover Amount and adjustments relating thereto.

1.37 Rollover Amount: For purposes of the Plan, one or more distributions (i) within one (1) taxable year of the employee on account of a termination of the plan of which the trust is a part, or in the case of a profit-sharing or stock bonus plan, a complete discontinuance of contributions under such plan or (ii) which constitute a lump-sum distribution within the meaning of subsection 402(e)(4)(A) of the Code (determined without reference to subparagraphs (B) and (H) of subsection 402(e)(4)). “Rollover Amount” may also include a transfer of assets from another qualified plan described in Code Section 401(a) which are attributable to the Member’s interests in such other plan if (i) such other plan does not permit distributions to be made in the form of life annuities, (ii) such other plan is a defined contribution plan which is not subject to the minimum funding standards of Code Section 412 and which satisfies all the conditions for exclusion from the requirements of Code Section 401(a)(11) set forth in Treasury Regulations Section 1.401(a)-20, Q&A 3(a), or (iii) such other plan provides for distributions in the form of life annuities but the transfer meets all the requirements of Treasury Regulations Section 1.411(d)-4, Q&A 3(b), as conclusively determined by the Committee, in order that this Plan, upon acceptance of such transfer, shall not thereafter be required to provide for distributions in the form of life annuities.

Effective January 1, 2002, “Rollover Amount” may also include a transfer of assets made on or after January 1, 2002, from the following types of plans: (i) a qualified plan described in 403(a) of the Code, including employee after-tax contributions; (ii) a qualified plan described in Section 403(b) of the Code, including employee after-tax contributions; and (iii) an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state. The Plan will also accept a transfer of assets made on or after January 1, 2002, from the portion of a distribution from an individual retirement account or annuity described in Section 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be includible in gross income. Notwithstanding the forgoing, no transfer of assets will be accepted if, upon acceptance of such transfer, the Plan would thereafter be required to provide for distributions in the form of life annuities.

1.38 Service: A Member’s period of employment or deemed employment with Employers or Affiliates determined in accordance with Section 1.21 and Article III.

1.39 Total and Permanent Disability: A Member shall be considered totally and permanently disabled if (a) (i) for a Member who is also a participant in the Cabot Oil & Gas Long Term Disability Plan (“Cabot LTD Plan”) at time of his/her claim of Disability, he/she is so determined by the Cabot LTD Plan, or (ii) for a Member who is not a participant in the Cabot LTD Plan, he/she is determined by the Committee, upon the advice of competent physicians of the Committee’s selection, on the basis of evidence satisfactory to the Committee, that such Member is permanently incapable of performing a meaningful job for physical or mental reasons and such disability has lasted for at least six (6) months and (b) such Member is eligible for and receiving disability benefits under the Federal Social Security Act with respect to such condition. Upon the determination of a Member’s Total and Permanent Disability, the Committee shall notify such Member within sixty (60) days thereafter.

1.40 Trust: The Trust created by and under the Trust Agreement.

1.41 Trust Agreement: The Trust Agreement provided for in Article IX, as amended from time to time.

1.42 Trust Fund: The Investment Funds held by the Trustee under the Trust Agreement, together with all income, profits or increments thereon.

1.43 Trustee: The trustee under the Trust Agreement.

1.44 Valuation Date: Any date on which the New York Stock Exchange is open for trading and any other date on which the value of the assets of the Trust Fund is determined by the Trustee pursuant to Section 5.4. The last business day of December of each Plan Year shall be the “Annual Valuation Date.”

1.45 Vesting Service: The period of a Member’s employment considered in the determination of his eligibility for benefits under the Plan. A year of Vesting Service shall be granted for each Plan Year during which an Employee completes at least 1,000 Hours of Service.

1.46 Year of Service: An Employment Year during which the Employee performs at least 1,000 Hours of Service.

Words used in this Plan and in the Trust Agreement in the singular shall include the plural and in the plural the singular, and the gender of words used shall be construed to include whichever may be appropriate under any particular circumstances.

ARTICLE II

ADMINISTRATION OF THE PLAN

2.1 Allocation of Responsibility Among Fiduciaries for Plan and Trust Administration: The Employers, the Board of Directors of the Company, the Committee, as designated pursuant to the terms of the Plan, the Trustee and any other person designated a Fiduciary with respect to the Plan or the Trust Agreement (hereinafter collectively the “Fiduciaries”) shall have only those specific powers, duties, responsibilities and obligations as are specifically given them under this Plan and/or the Trust Agreement. In general, the Employers shall have the sole responsibility for making the contributions provided for under Sections 4.1A and 4.2. The Company shall have the sole authority to appoint and remove the Trustee and the members of the Committee, respectively, and to amend or terminate, in whole or in part, this Plan. The Committee shall have the sole responsibility for the administration of this Plan and the sole authority to appoint and remove any Investment Manager which may be provided for under the Trust Agreement. The Trustee shall have the sole responsibility for the administration of the Trust Fund and shall have exclusive authority and discretion to manage and control the Trust Fund, except to the extent that the authority to manage, acquire and dispose of the assets of the Trust Fund is delegated to an Investment Manager, all as specifically provided in the Trust Agreement. Each Fiduciary warrants that any directions given, information furnished, or action taken by it shall be in accordance with the provisions of the Plan or the Trust Agreement, as the case may be, authorizing or providing for such direction, information or action. Furthermore, each Fiduciary may rely upon any such direction, information or action of another Fiduciary as being proper under this Plan or the Trust Agreement, and is not required under this Plan or the Trust Agreement to inquire into the propriety of any such direction, information or action. It is intended under this Plan and the Trust Agreement that each Fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under this Plan and the Trust Agreement and shall not be responsible for any act or failure to act of another Fiduciary. No Fiduciary guarantees the Trust Fund in any manner against investment loss or depreciation in asset value.

2.2 Appointment of Committee: The Plan shall be administered by an Administrative Committee consisting of at least three (3) persons who shall be appointed by and serve at the pleasure of the Board of Directors of the Company. All usual and reasonable expenses of the Committee may be paid in whole or in part by the Company, and any expenses not paid by the Company shall be paid by the Trustee out of the Trust Fund. The members of the Committee shall not receive compensation with respect to their services for the Committee. The Company shall pay the premiums on any bond secured for the performance of the duties of the Committee members described hereunder and shall be entitled to reimbursement by other Employers for their proportionate shares thereof.

2.3 Records and Reports: The Committee shall exercise such authority and responsibility as it deems appropriate in order to comply with ERISA and any governmental regulations issued thereunder relating to records of Members’ Service, Account balances and the percentage of such Account balances which are non-forfeitable under the Plan, and notifications to Members. The Committee shall file or cause to be filed with the appropriate offices of the Internal Revenue Service and the Department of Labor all reports, returns, notices and other information required of plan administrators under ERISA, including, but not limited to, the summary plan description, annual reports and amendments thereto. The Committee shall make available to Members and their Beneficiaries for examination, during business hours, such records of the Plan as pertain to the examining person and such documents relating to the Plan as are required by ERISA.

2.4 Other Committee Powers and Duties: The Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties:

(a) To construe and interpret the Plan, reconcile any inconsistency or supply any omitted detail consistent with the general terms of the Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder;

(b) To prescribe procedures to be followed by Members or Beneficiaries filing applications for benefits;

(c) To receive from the Employers and from Employees such information as shall be necessary for the proper administration of the Plan;

(d) To prepare and distribute, in such manner as the Committee determines to be appropriate, information explaining the Plan;

(e) To furnish the Employers, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate;

(f) To give written directions to the Trustee, on behalf of Members, as to the investment and reinvestment of the Trust Fund;

(g) To receive and review reports of the financial condition, and of the receipts and disbursements, of the Trust Fund from the Trustee and any Investment Manager, and to transmit such reports, along with its findings and recommendations surrounding the investment performance of the Trust Fund, to the Board of Directors; and

(h) To appoint or employ individuals to assist in the administration of the Plan and any other agents it deems advisable, including legal and actuarial counsel.

2.5 Rules and Decisions: The Committee may adopt such rules for the administration of the Plan as it deems necessary, desirable or appropriate. All rules and decisions of the Committee shall be uniformly and consistently applied to all Employees in similar circumstances. The judgment of the Committee and each member thereof on any question arising hereunder shall be binding, final and conclusive on all parties concerned. When making a determination or calculation, the Committee shall be entitled to rely upon information furnished by a Member or Beneficiary, an Employer, the legal counsel of an Employer or the Trustee.

2.6 Committee Procedure: The Committee may act at a meeting or in writing without a meeting. The Committee shall elect one (1) of its members as chairman, appoint a secretary, who may or may not be a member of the Committee, and shall advise the Trustee of such actions in writing. The secretary of the Committee shall keep a record of all meetings and forward all necessary communications to the Employers or the Trustee. The Committee may adopt such bylaws and regulations as it deems desirable for the conduct of its affairs. All decisions of the Committee shall be made by the vote of the majority including actions in writing taken without a meeting. A dissenting Committee member who, within a reasonable time after he has knowledge of any action or failure to act by the majority, registers his dissent in writing delivered to the other Committee members, the Employer and the Trustee shall not be responsible for any such action or failure to act. The Committee shall designate one of its members as agent of the Plan and of the Committee for service of legal process at the principal office of the Committee at 1200 Enclave Parkway, Houston, Texas 77077.

2.7 Authorization of Benefit Payments: The Committee shall issue directions to the Trustee concerning all benefits which are to be paid from the Trust Fund pursuant to the provisions of the Plan, and warrants that all such directions are in accordance with this Plan. The Committee shall keep on file, in such manner as it may deem convenient or proper, all reports from the Trustee.

2.8 Payment of Expenses: All reasonable and necessary expenses incident to the administration, termination or protection of the Plan and Trust, including, but not limited to, legal, accounting, Investment Manager and Trustee fees, shall be paid from the Trust Fund to the extent permitted by ERISA.

2.9 Application and Forms for Benefits: The Committee may require an Employee or Member to complete and file with the Committee an application for a benefit and all other forms approved by the Committee, and to furnish all pertinent information requested by the Committee. The Committee may rely on such information so furnished it, including the Employee’s or Member’s current mailing address.

2.10 Committee Liability: Except to the extent that such liability is created by ERISA, no member of the Committee shall be liable for any act or omission of any other member of the Committee, nor for any act or omission on his own part except for his own gross negligence or willful misconduct, nor for the exercise of any power or discretion in the performance of any duty assumed by him hereunder. The Company shall indemnify and hold harmless each member of the Committee from any and all claims, losses, damages, expenses (including counsel fees approved by the Committee), and liabilities (including any amounts paid in settlement with the Committee’s approval but excluding any excise tax assessed against any member or members of the Committee pursuant to the provisions of Section 4975 of the Code) arising from any act or omission of such member in connection with duties and responsibilities under the Plan, except when the same is judicially determined to be due to the gross negligence or willful misconduct of such member.

2.11 Statements: No less frequently than annually, the Committee (or its delegate) shall prepare and deliver to each Member a statement reflecting as of the Valuation Date provided in such statement:

(a) Such information applicable to contributions by and for each such Member and the increase or decrease thereof as a consequence of valuation adjustments as may be pertinent in the premises; and

(b) The balance in his Account as of that Valuation Date.

2.12 Annual Audit: If required by ERISA, the Committee shall engage, on behalf of all Members, an independent Certified Public Accountant who shall conduct an annual examination of any financial statements of this Plan and Trust and of other books and records of this Plan and Trust as the Certified Public Accountant may deem necessary to enable him to form and provide a written opinion as to whether the financial statements and related schedules required to be filed with the Department of Labor or furnished to each Member are presented fairly and in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding Plan Year. If, however, the statements required to be submitted as part of the reports to the Department of Labor are prepared by a bank or similar institution or insurance carrier regulated and supervised and subject to periodic examination by a state or federal agency and if such statements are certified by the preparer as accurate and if such statements are, in fact, made a part of the annual report to the Department of Labor and no such audit is required by ERISA, then the audit required by the foregoing provisions of this Section shall be optional with the Committee.

2.13 Funding Policy: The Committee shall, at a meeting duly called for such purpose, establish a funding policy and method consistent with the objectives of the Plan and the requirements of Title I of ERISA. The Committee shall meet at least annually to review such funding policy and method. In establishing and reviewing such funding policy and method, the Committee shall endeavor to determine the Plan’s short-term and long-term objectives and financial needs, taking into account the need for liquidity to pay benefits and the need for investment growth. All actions of the Committee taken pursuant to this Section and the reasons therefor shall be recorded in the minutes of meetings of the Committee and shall be communicated to the Trustee, any Investment Manager who may be managing a portion or all of the Trust Fund in accordance with the provisions of the Trust Agreement, and to the Board of Directors.

2.14 Allocation and Delegation of Committee Responsibilities: Upon the approval of a majority of the members of the Committee, the Committee may (i) allocate among any of the members of the Committee any of the responsibilities of the Committee under the Plan and Trust Agreement and/or (ii) designate any person, firm or corporation that is not a member of the Committee to carry out any of the responsibilities of the Committee under the Plan and/or Trust Agreement. Any such allocation or designation shall be made pursuant to a written instrument executed by a majority of the members of the Committee.

2.15 Presenting Claims for Benefits: A “Claims Administrator” shall be appointed by the Committee or, absent such appointment, shall be the Company’s director of benefits, with such Claims Administrator authorized by the Committee to conduct the initial review and render a decision as provided in this Section for all claims for benefits under the Plan. The Committee shall establish administrative processes and safeguards to ensure that benefit determinations made pursuant to this Section 2.15 are made in accordance with the Plan and have been made and applied consistently to similarly situated claimants. Any Member, Beneficiary of any deceased Member, or the authorized representative of such claimant (collectively, the “Applicant”) may submit written application to the Claims Administrator for the payment of any benefit asserted to be due him under the Plan. Such application shall set forth the nature of the claim and such other information as the Claims Administrator may reasonably request. Promptly upon the receipt of any application required by this Section, the Claims Administrator shall determine whether or not the Member or Beneficiary involved is entitled to a benefit hereunder and, if so, the amount thereof and shall notify the Applicant of its findings.

(a) Non-Disability Claims. Except as provided in Section 2.15(b) below, if a claim is wholly or partially denied, the Claims Administrator shall so notify the Applicant within ninety (90) days after receipt of the application by the Claims Administrator, unless special circumstances require an extension of time for processing the application. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Applicant prior to the end of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Claims Administrator expects to render its final decision. Notice of the Claims Administrator’s decision to deny a claim in whole or in part shall be set forth in a manner calculated to be understood by the Applicant and shall contain the following:

(i) the specific reason or reasons for the denial,

(ii) specific reference to the pertinent Plan provisions on which the denial is based,

(iii) a description of any additional material or information necessary for the Applicant to perfect the claim and an explanation of why such material or information is necessary,

(iv) an explanation of the claims review procedure, including applicable time limits, as set forth in Section 2.16 hereof, and

(v) a statement of the claimant’s right to bring a civil suit under Section 502(a) of ERISA following a denial on subsequent review.

(b) Disability Claims. If a claim for benefits based upon a Member’s disability is wholly or partially denied, the Claims Administrator shall so notify the Applicant within forty-five (45) days after receipt of the application by the Claims Administrator, unless special circumstances require an extension of time for processing the application. If such an extension of time for processing is required, the time for processing may be extended for up to 30 days, if the Claims Administrator determines that the extension is necessary due to matters beyond the control of the Claims Administrator or the Plan and notifies the Applicant, before the expiration of the initial 45-day period, of the circumstances requiring the extension of time and the date by which the claim decision is expected to be made. If, before the end of this 30-day extension period, the Claims Administrator determines that, due to matters beyond the control of the Claims Administrator or the Plan, a decision cannot be rendered within that initial 30-day extension period, an additional 30-day extension may apply if the Applicant is given a notice satisfying the requirements set forth above for the first 30-day extension. Any notice of extension must specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. The Applicant will be given at least 45 days in which to provide the specified information. In the event that the extension is a result of an Applicant’s failure to submit information necessary to decide a claim, the period in which the determination must be made will be tolled from the date on which the notification of the extension is sent to the Applicant until the date the Applicant responds to the request for additional information.

Notice of the Claims Administrator’s decision to deny a claim in whole or in part shall be set forth in a manner calculated to be understood by the Applicant and must contain the information described in clauses (i) through (v) of Section 2.15(a). Additionally, the notice of denial must include:

(i) If any internal rule or guideline was relied on in denying the claim, either the specific rule or guideline, or a statement that such a rule or guideline was relied on in denying the claim and that a copy of that rule or guideline will be provided to the Applicant free of charge on request; and

(ii) If the claim denial is based on an exclusion or limit related to medical necessity or experimental treatment, either an explanation of the scientific or clinical judgment for the determination as applied to the involved claimant’s circumstances, or a statement that such an explanation will be provided to the Applicant free of charge upon request.

2.16 Claims Review Procedure: Upon the Claims Administrator’s denial, in whole or in part of a benefit applied for under Section 2.15, an Applicant shall have the right by written to appeal such denial as set forth in this Section 2.16. Benefits under the Plan will only be paid if the Committee decides in its discretion that the claimant involved is entitled to them. The Committee shall establish administrative processes and safeguards to ensure that benefit determinations made pursuant to this Section 2.16 are made in accordance with the Plan and have been made and applied consistently to similarly situated claimants. Except as may be otherwise required by law, the decision of the Committee on review of the claim denial shall be binding on all parties when the Applicant has exhausted the claims procedure under this Section 2.16.

(a) Non-Disability Claims – General Rules. If an application filed by the Applicant under Section 2.15(a) above shall result in a denial by the Claims Administrator of the benefit applied for, either in whole or in part, such Applicant shall have the right, to be exercised by written request filed with the Committee within sixty (60) days after receipt of notice of the denial of the application for a review of the application and of the entitlement to the benefit for which the Applicant applied. Such request for review may contain such additional information and comments as the Applicant may wish to present.

The Committee shall reconsider the application in light of such additional information and comments as the Applicant may have presented, and if the Applicant shall have so requested, shall afford the Applicant or his designated representative a hearing before the Committee. Upon request, the Committee shall provide, free of charge, the Applicant or his designated representative with copies of all “relevant documents” (within the meaning of Department of Labor regulation Section 2560.503-1(m)(8)) (“Relevant Documents”) in its possession, including copies of the Plan document and information provided by the Company relating to the Applicant’s entitlement to such benefit.

The Committee shall render a decision and notify the Applicant of the Committee’s determination on review no later than 60 days after receipt of the Applicant’s request for review, unless the Committee determines that special circumstances (such as the need to hold a hearing) require an extension of time for processing the claim. If the Committee determines an extension of time for processing is required, written notice of the extension shall be furnished to the Applicant prior to the termination of the initial 60 day period. In no event, shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstance requiring an extension of time and the date by which the Committee expects to render the determination on review. In the event that the extension is a result of an Applicant’s failure to submit information necessary to decide a claim, the period in which the determination must be made will be tolled from the date on which the notification of the extension is sent to the Applicant until the date the Applicant responds to the request for additional information.

Notice of the Committee’s final decision shall be furnished to the Applicant in writing, in a manner calculated to be understood by him, and if the Applicant’s claim on review is denied in whole or in part, the notice shall set forth:

(i) the specific reason or reasons for the denial; and

(ii) specific reference(s) to the pertinent plan provision(s) on which the denial is based; and

(iii) the Applicant’s right to receive upon request, free of charge, reasonable access to, and copies of, all Relevant Documents, records and other information to his claim; and

(iv) the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(b) Non-Disability Claims – Special Rules. Notwithstanding any other provision of Section 2.16(a), in the event that the Committee holds regularly scheduled meetings at least quarterly, the provisions of this Section 2.16(b) will apply and control, to the extent that this Section 2.16(b) is inconsistent with the provisions of Section 2.16(a). Specifically, in the event that the Committee holds regularly scheduled meetings at least quarterly, the Committee shall render a determination on review of a non-disability claim no later than the date of the Committee meeting next following receipt of the request for review, except that (i) a decision may be rendered no later than the second following Committee meeting if the request is received within 30 days of the first meeting and (ii) under special circumstances which require an extension of time for rendering a decision (including but not limited to the need to hold a hearing), the decision may be rendered not later than the date of the third Committee meeting following the receipt of the request for review. If such an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Applicant prior to the commencement of the extension. In the event that the extension is a result of an Applicant’s failure to submit information necessary to decide a claim, the period in which the determination must be made will be tolled from the date on which the notification of the extension is sent to the Applicant until the date the Applicant responds to the request for additional information.

Additionally, no later than five (5) days after the Committee has reached a final determination on review under this Section 2.16(b), notice of the Committee’s final decision shall be furnished to the Applicant in writing, in the manner descried in Section 2.16(a).

(c) Disability Claims. If an application filed by an Applicant under Section 2.15(b) above shall result in a denial by the Claims Administrator of the disability based benefit applied for, either in whole or in part, such Applicant shall have the right, to be exercised by written request filed with the Committee within one-hundred and eighty (180) days after receipt of notice of the denial of the application, for a review of the application and of the entitlement to the benefit for which the Applicant applied. Such request for review may contain such additional information and comments as the Applicant may wish to present.

The Committee shall reconsider the application in light of such additional information and comments as the Applicant may have presented, and if the Applicant shall have so requested, shall afford the Applicant or his designated representative a hearing before the Committee. Upon request, the Committee shall provide, free of charge, the Applicant or his designated representative with copies of all Relevant Documents in its possession, including copies of the Plan document and information provided by the Company relating to the involved claimant’s entitlement to such benefit. Additionally, the following requirements shall be imposed upon the Committee in reconsidering an Applicant’s request:

(i) The Committee’s review will not give deference to the original claim denial, and the review will not be made by the person who made the original claim denial, or a subordinate of that person;

(ii) In deciding an appeal of any claim denial that is based in any way on a medical judgment, the Committee will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment;

(iii) The health care professional consulted by the Committee will not be an individual who was consulted in connection with the original claim denial or a subordinate of any such individual; and

(iv) The Applicant will be provided the identification of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the claim denial, even if the advice was not relied upon in making the claim denial.

The Committee shall render a decision and notify the Applicant of the Committee’s determination on review within a reasonable period of time, but not later than 45 days after receipt of the Applicant’s request for review, unless the Committee determines that special circumstances (such as the need to hold a hearing) require an extension of time for processing the claim. If the Committee determines an extension of time for processing is required, written notice of the extension shall be furnished to the Applicant prior to the termination of the initial 45 day period. In no event, shall such extension exceed a period of 45 days from the end of the initial period. The extension notice shall indicate the special circumstance requiring an extension of time and the date by which the Committee expects to render the determination on review. In the event that the extension is a result of an Applicant’s failure to submit information necessary to decide a claim, the period in which the determination must be made will be tolled from the date on which the notification of the extension is sent to the Applicant until the date the Applicant responds to the request for additional information.

Notice of the Committee’s final decision shall be furnished to the Applicant in writing, in a manner calculated to be understood by him, and if the

Applicant’s claim on review is denied in whole or in part, the notice shall contain the information described in clauses (i) through (iv) of Section 2.16(a). Additionally, the notice of denial shall include:

(i) If any internal rule or guideline was relied on in denying the claim on appeal, either the specific rule or guideline, or a statement that such a rule or guideline was relied on in denying the claim and that a copy of that rule or guideline will be provided to the Applicant free of charge on request; and

(ii) If the claim denial on appeal is based on an exclusion or limit like medical necessity or experimental treatment, either an explanation of the scientific or clinical judgment for the determination as applied to the involved claimant’s circumstances, or a statement that such an explanation will be provided to the Applicant free of charge upon request.

ARTICLE III

PARTICIPATION AND SERVICE

3.1 Eligibility for Participation: An Employee participating under the Prior Plan immediately preceding January 1, 2006 shall continue to participate in accordance with the provisions of this Plan. Each other Employee shall be eligible to commence participation in this Plan on the Entry Date coincident with or next following his commencement of Service, provided he is otherwise eligible hereunder. An Employee who does not participate in the Plan when he first becomes eligible may commence participation on any Entry Date thereafter, provided he is otherwise eligible hereunder.

Notwithstanding anything to the contrary in this Plan, the following Employees shall not be eligible to participate in the Plan: (i) Leased Employees, (ii) employees covered by a collective bargaining agreement between employee representatives and the Employer, if there is evidence that retirement benefits were the subject of good faith bargaining between such employee representatives and the Employer and such collective bargaining agreement does not expressly provide for coverage of such employees hereunder, (iii) persons who are non-resident aliens and who receive no earned income (within the meaning of Code Section 911) from the Employer which constitutes income from sources within the United States (within the meaning of Code Section 861), and (iv) persons who are utility employees (as herein defined). For purposes of this Plan, a utility employee is an employee who is hired in a utility position. A utility position is (i) a position which is expected by the respective Employer or Affiliate to be of limited duration or (ii) for a particular project upon the conclusion of which the employee is expected by the respective Employer or Affiliate to be terminated.

3.2 Notification of Eligible Employees: The Committee, which shall be the sole judge of the eligibility of an Employee to participate under the Plan, shall notify each Employee of his initial eligibility to participate in the Plan.

3.3 Applications by Employees: Each Employee who shall become eligible to become a Member under the Plan, and who shall desire to become a Member, shall execute and file with the Committee an application to become a Member in such form and manner as may be prescribed by the Committee. In each such application, the applicant shall (i) designate the amount of his Contributions to the Plan, (ii) agree to be bound by the terms and conditions of the Plan, (iii) designate a Beneficiary in accordance with Section 8.2, (iv) authorize payroll deductions for his Contributions, and (v) direct the investment of his Contributions among the Investment Funds in accordance with Sections 9.3 and 9.4.

3.4 Authorized Absences: An Employee’s or Member’s period of Service shall include the following Authorized Leaves of Absence:

(a) Absence due to accident or sickness so long as the person is continued on the employment rolls of the Employer or Affiliate and remains eligible to return to work upon his recovery;

(b) Absence due to membership in the service of the Armed Forces of the United States (but if such absence is not pursuant to orders issued by the Armed Forces of the United States, only if with the consent of the Employer or Affiliate) but only if, and then only to the extent that, applicable federal law requires such military service to be counted as Service hereunder and only if the person has complied with all prerequisites of such federal law; and

(c) Absence due to an authorized leave of absence granted by the Employer or Affiliate for any other purpose approved by the Board of Directors in accordance with established practices of the Employer or Affiliate, consistently applied in a non-discriminatory manner in order that all employees under similar circumstances shall be treated alike, provided that each such person shall, immediately upon the expiration of such leave, apply for reinstatement in the employment of the Employer or Affiliate.

3.5 Break In Service: For purposes of the Plan, a “Break In Service” shall mean a Plan Year within which a Member completes less than 501 Hours of Service. Solely for purposes of determining whether a Member has a Break In Service for eligibility or vesting purposes an individual who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service which would have otherwise been credited to such an individual but for such absence, or in any case in which such hours cannot be determined, eight hours of service per day of such absence. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence (a) by reason of the pregnancy of the individual, (b) by reason of the birth of a child of the individual, (c) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or (d) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under this paragraph shall be credited (i) in the computation period in which the absence begins if the crediting is necessary to prevent a Break In Service in that period or (ii) in all other cases, in the following computation period. No more than 501 Hours of Service shall be credited for any single such absence.

3.6 Participation and Vesting Service Upon Re-employment Before a Break In Service: Upon the re-employment before a Break In Service of any person who had previously been employed by an Employer or Affiliate on or after the Effective Date, the following rules shall apply. If the re-employed person was not a Member during his prior period of Service, he shall be eligible to commence participation in the Plan on the first Entry Date after his re-employment upon meeting the requirements of Section 3.1. If the re-employed person was a Member in the Plan during his prior period of Service, he shall be entitled to recommence participation as of the date of his re-employment if eligible under Section 3.1. All years of Vesting Service attributable to a re-employed person’s prior period of Service shall be reinstated as of the date of his re-employment for purposes of Section 7.4.

3.7 Participation and Vesting Service Upon Re-employment After a Break In Service: Upon the re-employment after a Break In Service of any person who had previously been employed by an Employer or Affiliate on or after the Effective Date, the following rules shall apply in determining his eligibility for participation and his Vesting Service:

(a) Participation: If an Employee (whether or not previously a Member) is rehired after cancellation of pre-break Service as determined in accordance with subparagraph (b) below, he must meet the requirements of Section 3.1 for participation in the Plan as if he were a new Employee. If an Employee is rehired prior to cancellation of his pre-break Service as determined in accordance with subparagraph (b) below, he shall be eligible to commence or recommence participation as of the date of his re-employment, if he previously was a Member and he meets the requirements under Section 3.1, or on the first Entry Date after his re-employment as of which he has completed the requirements of Section 3.1.

(b) Vesting Service: If the re-employed person was a Member whose prior Service terminated without entitlement to a distribution from his Employer Contribution Account under Article VII, any Vesting Service attributable to his prior period of employment shall be reinstated as of the date of his recommencement of participation only if the number of consecutive one-year Breaks In Service is less than the greater of five (5) or the aggregate number of his years of pre-break Vesting Service. If the re-employed person was a Member whose prior Service terminated with entitlement to a distribution from his Employer Contribution Account under Article VII, all years of Vesting Service attributable to his prior period of employment shall be reinstated upon his recommencing participation in the Plan.

3.8 Vesting Service: An Employee shall be credited with one and only one year of Vesting Service for each Plan Year in which such Employee completes at least 1,000 Hours of Service for an Employer or Affiliate. An Employee will not be credited with a year of Vesting Service with respect to a Plan Year if the Employee completes less than 1,000 Hours of Service for the Employer or an Affiliate during such Plan Year. An Employee’s service with Cabot Corporation prior to the Effective Date shall count as Vesting Service under this Plan to the extent and in the same manner as computed under the Profit Sharing Plan.

3.9 Transferred Members: If a Member is transferred to an Affiliate, or to an employment classification with an Employer which is not covered by this Plan, his participation shall be suspended until he is subsequently re-employed by an Employer in an employment classification covered by the Plan; provided, however, that during such suspension period (i) such Member shall be credited with Service in accordance with Section 3.4, (ii) he shall not be entitled or required to make Savings Contributions under Section 4.1, (iii) his Employer Contribution Account shall receive no Employer Contribution except to the extent provided in Section 4.2, and (iv) his Account shall continue to share proportionately in Income of the Trust Fund as provided in Section 5.2. If an individual is transferred from an employment classification with an Employer that is not covered by the Plan to an employment classification that is so covered, or from an Affiliate to an employment classification with an Employer that is so covered, his period of Service prior to the date of transfer shall be considered for purposes of determining his eligibility to become a Member under Section 3.1 and for purposes of vesting under Section 7.4.

3.10 Special Eligibility and Vesting for Certain Employees:

(a) Doran Employees. Effective March 1, 1989, all Employees who became Employees of an Employer as a result of the acquisition of certain assets of Doran & Associates, Inc. (“Doran”) shall become Members of the Plan subject to the eligibility requirements under Section 3.1. Any period of employment with Doran or an affiliate of Doran shall be considered for purposes of determining such Employees’ Service under the Plan to the extent such employment otherwise qualified under the relevant provisions of the Plan.

(b) Emax Employees. Effective October 1, 1993, all Employees who became Employees of an Employer as a result of the acquisition of certain assets of Emax Oil Company (“Emax”), shall become Members of the Plan subject to the eligibility requirements under Section 3.1. Any period of employment with Emax or an affiliate of Emax shall be considered for purposes of determining such Employees’ Service under the Plan to the extent such employment otherwise qualifies under the relevant provisions of the Plan.

(c) WERCO Employees. Effective May 3, 1994, all Employees who became Employees of an Employer as a result of the merger with Washington Energy Resources Company (“WERCO”), shall become Active Members of the Plan subject to the eligibility requirements under Section 3.1. Any period of employment with WERCO or an affiliate of WERCO shall be considered for purposes of determining such Employees’ Service under the Plan to the extent such employment otherwise qualifies under the relevant provisions of the Plan.

(d) Oryx Employees. Effective December 30, 1998, all Employees who became Employees of an Employer as a result of the acquisition of certain properties of Oryx Energy Company (“Oryx”), shall become Active Members of the Plan subject to the eligibility requirements under Section 3.1. Any period of employment with Oryx or an affiliate of Oryx shall be considered for purposes of determining such Employees’ Service under the Plan to the extent such employment otherwise qualifies under the relevant provisions of the Plan.

(e) Cody Employees. Effective August 17, 2001, all Employees who became Employees of an Employer as a result of the acquisition of certain properties of Cody Energy LLC (“Cody”), shall become Active Members of the Plan subject to the eligibility requirements under Section 3.1. Any period of employment with Cody or an affiliate of Cody shall be considered for purposes of determining such Employees’ Service under the Plan to the extent such employment otherwise qualifies under the relevant provisions of the Plan.

3.11 Automatic Vesting Service: All Employees who become employed by the Company as a result of an acquisition of or merger with an employer not affiliated with the Company (“Acquired Company”) shall be credited with service with the Acquired Company immediately prior to the acquisition for purposes of eligibility and vesting hereunder.

3.12 Qualified Military Service: Notwithstanding any provisions of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

ARTICLE IV

CONTRIBUTIONS AND FORFEITURES

4.1 Savings Contributions: Each Member may designate up to fifty percent (50%) of his Compensation as Pre-Tax and/or After-Tax Contributions as described herein.

A. Pre-Tax Contributions: Each Member who elects to make Pre-Tax Contributions for a Plan Year shall initially elect to defer a portion of his Compensation in whole percentages of not less than one percent (1%) and not more than fifty percent (50%) (to the nearest whole dollar) of his Compensation; provided, however, that Pre-Tax Contributions and After-Tax Contributions under this Section 4.1 shall not total, in the aggregate, more than fifty percent (50%) (to the nearest whole dollar) of the Member’s Compensation. Such deferred percentage shall be applied against a Member’s Compensation as such Compensation becomes payable. Each such election shall continue in effect during subsequent Plan Years unless the Member notifies the Committee, in writing and in such form and manner prescribed by the Committee, of his election to change or discontinue his Pre-Tax Contribution. A Member may change the percentage of his Compensation designated by him as his Pre-Tax Contribution, but not retroactively and not more frequently than four (4) times each Plan Year. A Member’s Pre-Tax Contributions shall not exceed a maximum of $15,000 as adjusted by the Secretary of the Treasury to account for cost-of-living increases. In the event a Member’s Pre-Tax Contributions exceed the applicable $15,000 limit, or in the event the Member submits a written claim to the Committee, at the time and in the manner prescribed by the Committee, specifying an amount of Pre-Tax Contributions that will exceed the applicable limit of Section 402(g) of the Code when added to amounts deferred by the Member in other plans or arrangements, such excess (the “Excess Deferrals”), plus any income and minus any loss attributable thereto, shall be returned to the Member by April 15 of the following year. Such income shall include the allocable gain or loss for (i) the Plan Year in which the Excess Deferral occurred and (ii) the period from the end of that Plan Year to the date of distribution. The amount of any Excess Deferrals to be distributed to a Member for a taxable year shall be reduced by excess Pre-Tax Contributions previously distributed pursuant to Article XIV for the Plan Year beginning in such taxable year. The income or loss attributable to the Member’s Excess Deferral for the Plan Year shall be determined by multiplying the income or loss attributable to the Member’s Pre-Tax Contribution Account balance for the Plan Year (or relevant portion thereof) by a fraction, the numerator of which is the Excess Deferral and the denominator of which is the Member’s total Pre-Tax Contribution Account balance as of the Valuation Date next preceding the date of return of the Excess Deferral. Unless the Committee elects otherwise, the income or loss attributable to the Member’s Excess Deferral for the period between the end of the Plan Year and the date of distribution shall be determined using the safe-harbor method set forth in Treasury Regulations to Section 402(g) of the Code, and shall be equal to ten percent (10%) of the allocable income or loss for the Plan Year, calculated as set forth immediately above, multiplied by the number of calendar months that have elapsed since the end of the Plan Year. For these purposes, distribution of an Excess Deferral on or before the fifteenth (15th) day of a calendar month shall be treated as having been made on the last day of the preceding month, and a distribution made thereafter shall be treated as having been made on the first day of the next month. Any Excess Deferrals which have not been returned to the Member by April 15 of the following year shall be treated as Annual Additions under Article XII of the Plan. Each Member’s Pre-Tax Contribution shall be contributed to the Trust Fund by the Employer. A Member shall always be fully vested in and have a non-forfeitable right to his Pre-Tax Contributions. A Member’s Pre Tax Contributions per Plan Year under this Plan and all other plans, contracts or arrangements of the Employer shall not exceed a maximum dollar limitation provided under Section 402(g) of the Code, as adjusted by the Secretary of the Treasury or his delegate for cost-of-living increases pursuant to Section 402(g) of the Code, except to the extent permitted under Section 4.1(C) of the Plan with respect to Catch-Up Contributions, as defined therein.

B. After-Tax Contributions: Any Member regardless of whether he has elected to defer any whole percentage of his Compensation in the form of a Pre-Tax Contribution to the Plan may elect to make an After-Tax Contribution of up to fifteen percent (15%) (to the nearest whole dollar) of his Compensation; provided, however, that Pre-Tax Contributions and After-Tax Contributions under this Section 4.1 shall not total, in the aggregate, more than fifty percent (50%) (to the nearest whole dollar) of the Member’s Compensation. Such a deferred percentage shall be applied against a Member’s Compensation as such Compensation becomes payable. Any After-Tax Contribution election shall be made pursuant to the provisions of Section 3.3, and shall continue in effect during subsequent Plan Years unless the Member notifies the Committee, in writing and in such form and manner prescribed by the Committee, of his election to change or discontinue his After-Tax Contribution. A Member may change the percentage of his Compensation designated by him as his After-Tax Contribution; provided, however, that he may not change his Pre-Tax and After-Tax Contribution elections in the aggregate more than four (4) times each Plan Year and that such changes shall not be retroactive. A Member shall always be fully vested in and have a non-forfeitable right to his After-Tax Contributions.

C. Catch-Up Contributions: Each Member who elects to make Pre-Tax Contributions under Section 4.1(A) of this Plan and who has attained or will attain age 50 before the close of the Plan Year may elect to make “catch-up contributions” in accordance with, and subject to the limitations of, of Section 414(v) of the Code (“Catch-Up Contributions”), in the form and manner prescribed by the Committee. Such Catch-Up Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code. Additionally, such Catch-Up Contributions shall not participate in, or be considered in determining, the amount of Employer Contributions under Section 4.2 of the Plan. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such Catch-Up Contributions.

4.2 Employer Contributions: Each Employer shall make an Employer Contribution to the Trust Fund for a Plan Year on behalf of its Members in an amount equal to one hundred percent (100%) of such Member’s Basic Savings Contributions for the Plan Year. “Basic Savings Contributions” means each Member’s first six percent (6%) of Pre-Tax Contributions. An Employer Contribution shall be deemed to be made on account of a Plan Year if (i) the Employer claims such amount as a deduction on its federal income tax return for such Plan Year or (ii) the Employer designates such amount in writing to the Trustee as payment on account of such Plan Year. All Employer Contributions shall be paid to the Trustee, and payment shall be made not later than the time prescribed by law for filing the federal income tax return of the Employer, including any extension which has been granted for the filing of such tax return. The Trustee shall hold all such Employer Contributions subject to the provisions of this Plan and Trust, and no part of such Contributions shall be used for, or diverted to, any other purpose. The foregoing not withstanding, with respect to a Member who defers his Compensation at a rate of 6% or more and who, prior to the end of the Plan Year, ceases his contributions because of the limits imposed by Code Section 402(g), Employer Contributions to his Employer Contribution Account shall be made each pay period for such Plan Year in such an amount that the aggregate of such contributions for such Plan Year is equal to the amount provided by the Employer pursuant to this Section.

In the case of the reinstatement of any amounts forfeited pursuant to the unclaimed benefit provisions of Section 11.10, the Employer shall also contribute, within a reasonable time after a claim is filed under Section 11.10, an amount sufficient to reinstate such amount. All such “Employer Minimum Contributions” shall be transmitted to the Trustee as soon as practicable after such contributions are made.

4.3 Employer Contributions and Pre-Tax Contributions to be Tax Deductible: Employer Contributions and Pre-Tax Contributions shall not be made in excess of the amount deductible under applicable federal law now or hereafter in effect limiting the allowable deduction for contributions to profit-sharing plans. The Employer Contributions and Pre-Tax Contributions to this Plan, when taken together with all other contributions made by the Employer to other qualified retirement plans, shall not exceed the maximum amount deductible under Section 404 of the Code.

4.4 Suspension of Contributions: Any Member may, by written direction to his Employer, suspend his Pre-Tax Contributions and/or After-Tax Contributions at any time by giving notice in the form and manner prescribed by the Committee. In the case of any suspension of Pre-Tax Contributions and/or After-Tax Contributions, the Employer Contributions will automatically cease. Pre-Tax Contributions and/or After-Tax Contributions which are not made during a period of suspension shall not be made up retroactively.

4.5 Delivery to Trustee: Each Employer shall, not less frequently than monthly, pay the Contributions to the Trustee.

4.6 Application of Funds: The Trustee shall hold or apply the Contributions so received by it subject to the provisions of the Plan; and no part thereof (except as otherwise provided in the Trust Agreement) shall be used for any purpose other than the exclusive use of the Members or their Beneficiaries.

4.7 Rollover Amounts: Any Member may file with the Committee a written request that the Trustee accept a Rollover Amount from such Member. The Committee, in its sole and absolute discretion, shall determine whether such Member shall be permitted to contribute a Rollover Amount to the Trust Fund. The Committee shall develop such procedures and may require such information from the Employee or Member desiring to make such a transfer as it deems necessary or desirable to determine that the proposed transfer will meet the requirements of this Section. Upon approval by the Committee, the amount transferred shall be deposited in the Trust Fund and shall be credited to a separate Rollover Account. Such account shall at all times be one hundred percent (100%) vested in the Employee or Member and shall share in the Income of the Trust Fund in accordance with Section 5.2. Upon termination of employment, the total amount of the Rollover Account shall be distributed in accordance with Article VIII.

Upon such a transfer by an Employee who is otherwise eligible to participate in the Plan but who has not yet completed the participation requirements of Section 3.1, his Rollover Account shall represent his sole interest in the Plan until he becomes a Member. In all respects, the Rollover Account shall be treated as a regular account under this Plan and shall be subject to the investment directions of the Member and the change thereof as otherwise permitted herein.

4.8 Disposition of Forfeitures: If a Member terminates Service without being entitled to receive a distribution from his Employer Contribution Account, he shall be deemed to have received a distribution from that Account as of the date of his termination of Service. Upon termination of Service, a Member’s Forfeiture (as defined in Section 1.21), if any, shall first be credited to the Employer Contribution Account of a re-employed Member for whom a reinstatement of prior Forfeitures is required pursuant to Section 7.4 hereof, and second shall be applied toward the Account of a former Member pursuant to the unclaimed benefit provisions of Section 11.10 hereof. To the extent that Forfeitures for any Plan Year exceed the amounts required to reinstate the Accounts noted above, they will be applied against the next succeeding Employer Contribution.

4.9 Contributions Generally Irrevocable: All Employer contributions to the Trust Fund shall be irrevocable and shall be used to pay benefits or to pay expenses of the Plan and Trust Fund; provided, however, that upon the Employer’s request, a contribution which was made by a mistake of fact or conditioned upon initial qualification of the Plan and Trust Fund under Sections 401(a) and 501(a) of the Code, or upon the deductibility of the contribution under Section 404 of the Code, shall be returned to the Employer within one (1) year after the payment of the contribution, the denial of initial qualification or the disallowance of the deduction (to the extent disallowed), whichever is applicable.

ARTICLE V

MEMBER ACCOUNTS

5.1 Individual Accounts: The Committee shall create and maintain adequate records to disclose the interest in the Trust Fund and in its component Investment Funds of each Member, former Member and Beneficiary. Such records shall be in the form of individual accounts and credits and charges shall be made to such accounts in the manner herein described. A Member may have separate accounts, which include but are not limited to, an Employer Contribution Account, a Pre-Tax Contribution Account, an After-Tax Contribution Account, a Profit Sharing Plan Account, an ESOP Account and a Rollover Account. Any Member who transfers from one Employer to another Employer, or who is simultaneously employed by two or more Employers, may have individual accounts with each such Employer. The maintenance of individual Accounts is only for accounting purposes, and a segregation of the assets of the Trust Fund to each Account shall not be required. Distribution and withdrawals made from an Account shall be charged to the Account as of the date paid.

5.2 Account Adjustments: The Accounts of Members, former Members and Beneficiaries shall be adjusted each Plan Year in accordance with the following:

(a) Income of the Trust Fund: Each Valuation Date, the Trustee shall value the Trust Fund at its then market value to determine the amount of Income of the Trust Fund. The Income of the Trust Fund since the preceding Valuation Date (including the appreciation or depreciation in value of the assets of the Investment Fund) shall be allocated to the Accounts of Members in proportion to the balances in such Accounts on the preceding Valuation Date, but after first reducing each such Account balance by any distribution from such Account since the preceding Valuation Date and increasing such Account balance by any Contributions and loan payments since the preceding Valuation Date.

(b) Savings Contributions: Pre-Tax Contributions and After-Tax Contributions received in the Trust Fund, pursuant to Section 4.1, shall be allocated and credited as soon as practicable after the close of each applicable payroll period to the respective Pre-Tax Contribution Accounts and After-Tax Contribution Accounts of the Members, with such Contributions invested in accordance with the Members’ instructions pursuant to Section 9.3 in the Investment Funds as elected for his Pre-Tax and After-Tax Contributions.

(c) Employer Contributions: No less frequently than the Annual Valuation Date and more frequently as may be specified by the Committee, the Employer Contribution for such Plan Year shall be allocated among its Members during such Plan Year or partial Plan Year in the ratio that each Member’s unwithdrawn Basic Savings Contributions for the Plan Year or partial Plan Year bears to the total unwithdrawn Basic Savings Contributions of all such Members for the Plan Year or partial Plan Year.

(d) Forfeitures: Forfeitures which have become available for reallocation during such Plan Year shall be applied pursuant to Section 4.8.

(e) Employer Minimum Contributions: Employer Minimum Contributions shall be used solely to reinstate Accounts in accordance with Section 7.4 and to restore Accounts pursuant to Section 11.10 whenever the Forfeitures available for such reinstatement or restoration are insufficient.

5.3 Recognition of Different Investment Funds: As provided in Article IX, Investment Funds shall be established and each Member shall direct, within the limitations set forth in Sections 9.3 and 9.4, what portion of the balance in his Accounts on a pro rata basis, if any, shall be deposited in each Investment Fund. Consequently, when appropriate, a Member shall have an Employer Contribution Account, Pre-Tax Contribution Account, After-Tax Contribution Account, Profit Sharing Plan Account and Rollover Account in each such Investment Fund and the allocations described in Section 5.2 shall be adjusted in such manner as is appropriate to recognize the existence of the Investment Funds. Because Members have a choice of Investment Funds, any reference in this Plan to an Employer Contribution Account, Pre-Tax Contribution Account, After-Tax Contribution Account, Profit Sharing Plan Account or Rollover Account shall be deemed to mean and include all accounts of a like nature which are maintained for the Member under each Investment Fund.

5.4 Valuation of Trust Fund: A valuation of the Trust Fund shall be made as of each Valuation Date. For the purposes of each valuation, the assets of each Investment Fund shall be valued at the respective current market values, and the amount of any obligations for which the Investment Fund may be liable, as shown on the books of the Trustee, shall be deducted from the total value of the assets. For the purposes of maintenance of books of account in respect of properties comprising the Trust Fund, and of making any such valuation, the Trustee shall account for the transactions of the Trust Fund on a modified cash basis. The current market value shall, for the purposes hereof, be determined as follows:

(a) Where the properties are securities which are listed on a securities exchange, or which are actively traded over the counter, the value shall be the last recorded bid and asked prices, whichever shall be the later. In the event transactions regarding such property are recorded over more than one such exchange, the Trustee may select the exchange to be used for purposes hereof. Recorded information regarding any such securities published in The Wall Street Journal or any other publication deemed appropriate may be relied upon by the Trustee. If no transactions involving any such securities have been recorded within ten (10) days prior to the particular Valuation Date, such securities shall be valued as provided in paragraph (b) below.

(b) Where paragraph (a) hereof shall be inapplicable in the valuation of any properties, the Trustee shall obtain from at least two (2) qualified persons an opinion as to the value of such properties as of the close of business on the particular Valuation Date. The average of such estimates shall be used.

ARTICLE VI

WITHDRAWALS AND LOANS

6.1 Withdrawals from Profit Sharing Plan Account: Each Member with a Profit Sharing Plan Account shall be entitled to withdraw such amounts that were transferred to this Plan. The following withdrawals are permitted only from a Member’s Profit Sharing Plan Account:

A. Voluntary Withdrawals: Each Member of the Plan, upon giving written notice to the Committee (in such form and in such manner as prescribed by the Committee) shall be entitled to withdraw from his Profit Sharing Plan Account (valued as of the Valuation Date preceding the actual date of the withdrawal) any amount, not to exceed the balance of such Account, as of such date. Voluntary withdrawals shall be limited to two such withdrawals per year and further limited to only one such withdrawal in any given three-month period. Voluntary withdrawals shall be deducted from a Member’s Profit Sharing Plan Account in the following order:

1. Profit Sharing Plan after-tax contributions made before January 1, 1987.

2. Profit Sharing Plan after-tax contributions including investment earnings made after December 31, 1986.

3. Profit Sharing Plan investment earnings on after-tax contributions made before January 1, 1987.

4. Profit Sharing Plan vested employer contributions including investment earnings.

Notwithstanding any of the foregoing, the vested portion of employer contributions may only be withdrawn from the Profit Sharing Plan Account 24 months after such amounts were contributed to the Profit Sharing Plan.

B. Hardship Withdrawals: The following hardship withdrawals shall be allowed:

1. A Member may make a hardship withdrawal from his Profit Sharing Plan Account if the Member has already made two voluntary withdrawals or if three (3) months have not elapsed since the previous voluntary withdrawal.

2. A Member may at any time file with the Committee an appropriate written request for a hardship withdrawal of an amount from the pre-tax contribution account in his Profit Sharing Plan Account. Notwithstanding the foregoing, a Member may not withdraw any Income of the Trust Fund allocated to his pre-tax contribution account in his Profit Sharing Plan Account on or after January 1, 1989. The approval or disapproval of such request shall be made within the sole discretion of the Committee except that the Committee shall not approve any such request for a withdrawal unless it has been presented a certification by the Member that he is facing a hardship creating an immediate and substantial financial need and that the resources necessary to satisfy that financial need are not reasonably available from other sources of the Member. A Member must first withdraw any available amount credited to the after-tax account and the vested portion of his employer contribution account in his Profit Sharing Plan Account in order to be permitted to make a hardship withdrawal from the pre-tax contribution account in his Profit Sharing Plan Account, and must also have taken all distributions and loans otherwise available under this Plan and all employee plans maintained by the Member’s Employer. The amount of the hardship withdrawal shall be limited to that amount which the Committee determines to be required to meet the immediate financial need created by the hardship. The hardship withdrawal shall be made in cash as soon as practicable after the Member submits the hardship request and the dollar amount withdrawn shall be determined by reference to the value of the pre-tax contribution account in his Profit Sharing Plan Account as of the Valuation Date immediately preceding the date of withdrawal. A Member who receives such a hardship withdrawal shall be prohibited from making Pre-Tax Contributions under the Plan or pre-tax contributions under any other cash or deferred arrangement for the six (6) consecutive months following the date of distribution and in addition, the dollar limitation on the Pre-Tax Contributions described in Section 4.1 shall be reduced in the year following the hardship withdrawal by the amount of Pre-Tax Contributions made by the Member in the Plan Year during which the withdrawal was made. The following standards (or such other standards as may be acceptable under Treasury Regulations issued pursuant to Section 401(k) of the Code) shall be applied on a uniform and non-discriminatory basis in determining the existence of such a hardship:

(a) A financial need shall be considered immediate if it must be satisfied in substantial part within a period of twelve (12) months from the date on which the Member certifies his eligibility for a hardship withdrawal. A financial need shall be considered substantial if it exceeds ten percent (10%) of the Member’s annual Compensation.

(b) Subject to the provisions of Section 6.1(a) above, a distribution will be deemed by the Committee to be on account of an immediate and substantial financial need if it results from:

(i) medical expenses incurred by the Member, or the Member’s spouse or dependents (as defined in Section 152 of the Code),

(ii) purchase (excluding mortgage payments) of a principal residence for the Member,

(iii) payment for tuition for the next semester or quarter of post-secondary education for the Member or the Member’s spouse, children or dependents, or

(iv) the need to prevent the eviction of the Member from his principal residence or foreclosure on the mortgage of the Member’s principal residence.

6.2 Withdrawals of Amounts From After-Tax Contribution Account: Each Member of the Plan, upon giving written notice to the Committee (in such form and in such manner as prescribed by the Committee), may elect to withdraw from his After-Tax Contribution Account those contributions which are made on or after January 1, 1991. The minimum amount of such withdrawal shall be $500. If a withdrawal is made to a Member before he attains age 59  1/2, the Member shall be advised by the Committee that in addition to taxes payable on investment earnings, an income tax may be imposed equal to ten percent (10%) of the amount so received which is included in his gross income for such taxable year.

6.3 Withdrawals of Amounts From Pre-Tax Account: A Member may not withdraw any amount from his Pre-Tax Account, except a Member who has attained age 59  1/2 may elect, by giving sixty (60) days’ written notice to the Committee (or within any other period of time as prescribed by the Committee) and by following such other rules and procedures as may be prescribed from time to time by the Committee on a uniform and non-discriminatory basis, to withdraw the entire amount or any portion of his Pre-Tax Contribution Account.

6.4 Withdrawals from Employer Contribution, ESOP and Rollover Accounts: A Member may not withdraw any amount from his Employer Contribution, ESOP or Rollover Accounts.

6.5 Loans to Members: Except as provided below, the availability of loans are limited to Members who are Employees (hereinafter “Borrowers”), who may make application to the Committee to borrow from the Accounts maintained by or for the Borrower in the Trust Fund. Additionally, in order for the exemption set forth in 29 C.F.R. 2550.408b-1 to apply to the Plan, a Borrower may also include, but only to the extent not resulting in discrimination prohibited by Section 401(a)(4) of the Code, any other Member or Beneficiary who is a “party in interest” with respect to the Plan within the meaning of ERISA Section 3(14). It is within the sole discretion of the Committee whether or not to permit such a loan. Loans shall be granted in a uniform and non-discriminatory manner on terms and conditions determined by the Committee which shall not result in more favorable treatment of highly compensated employees and shall be set forth in written procedures promulgated by the Committee in accordance with applicable governmental regulations. All such loans shall also be subject to the following terms and conditions:

(a) The amount of the loan, when added to the amount of any outstanding loan or loans to the Borrower from any other plan of the Employer or an Affiliate which is qualified under Section 401(a) of the Code, shall not exceed the lesser of (i) $50,000, reduced by the excess, if any, of the highest outstanding balance of loans from all such plans during the one-year period ending on the day before the date on which such loan was made over the outstanding balance of loans from the Plan on the date on which such loan was made or (ii) fifty percent (50%) of the present value of the Borrower’s vested Account balance under the Plan. In no event shall a loan of less than $1,000 be made to a Borrower. A Borrower may not have more than one (1) loan outstanding at a time under this Plan, and a Borrower will be limited to a maximum of one (1) loan per year from this Plan.

(b) The loan shall be for a term not to exceed five (5) years, and shall be evidenced by a note signed by the Borrower. The loan shall be payable in periodic installments and shall bear interest at a reasonable rate which shall be determined by the Committee on a uniform and consistent basis and set forth in the procedures in accordance with applicable governmental regulations. Payments by a Borrower who is an Employee will be made by means of payroll deduction from the Borrower’s compensation. If a Borrower is not receiving compensation from the Employer, the loan repayment shall be made in accordance with the terms and procedures established by the Committee. A Borrower may repay an outstanding loan in full at any time.

(c) In the event an installment payment is not paid within seven (7) days following the monthly due date, the Committee shall give written notice to the Borrower sent to his last known address. If such installment payment is not made within thirty (30) days thereafter, the Committee shall proceed with foreclosure in order to collect the full remaining loan balance or shall make such other arrangements with the Borrower as the Committee deems appropriate. Foreclosure need not be effected until occurrence of a distributable event under the terms of the Plan and no rights against the Borrower or the security shall be deemed waived by the Plan as a result of such delay.

(d) The unpaid balance of the loan, together with interest thereon, shall become due and payable upon the date of distribution of the Account and the Trustee shall first satisfy the indebtedness from the amount payable to the Borrower or to the Borrower’s Beneficiary before making any payments to the Borrower or to the Borrower’s Beneficiary.

(e) Any loan to a Borrower under the Plan shall be adequately secured. Such security may include a pledge of a portion of the Borrower’s right, title and interest in the Trust Fund which shall not exceed fifty percent (50%) of the present value of the Borrower’s vested Account balance under the Plan as determined immediately after the loan is extended. Such pledge shall be evidenced by the execution of a promissory note by the Borrower which shall grant the security interest and provide that, in the event of any default by the Borrower on a loan repayment, the Committee shall be authorized to take any and all appropriate lawful actions necessary to enforce collection of the unpaid loan.

(f) A request by a Borrower for a loan shall be made in writing to the Committee and shall specify the amount of the loan. If a Borrower’s request for a loan is approved by the Committee, the Committee shall furnish the Trustee with written instructions directing the Trustee to make the loan in a lump-sum payment of cash to the Borrower. The cash for such payment shall be obtained by redeeming proportionately as of the date of payment the Investment Fund or Investment Funds, or portions thereof, that are credited to the particular Account of such Borrower.

(g) A loan to a Borrower shall be considered an investment of the separate Account(s) of the Borrower from which the loan is made. All loan repayments shall be credited pro rata to such separate Account(s) and reinvested exclusively in shares of one or more of the Investment Funds in accordance with the Borrower’s most recent investment direction made in accordance with Section 9.3.

ARTICLE VII

MEMBERS’ BENEFITS

7.1 Retirement of Members on or after Retirement Date: Any Member who terminates his Service on or after his Retirement Date shall have a fully vested and non-forfeitable right to receive the entire amount of his Account. The “entire amount” in such Member’s Account shall include any Savings Contributions, Rollover Amounts, amounts in the Profit Sharing Plan Account, ESOP Account and Employer Contributions to be made as of the Valuation Date preceding or coincident with his termination of Service. Payment of benefits due under this Section shall be made in accordance with Section 8.1. Notwithstanding any provision of this Plan to the contrary, a Member’s right to the amounts credited to his Accounts hereunder shall become fully vested and non-forfeitable in the event of his attainment of age sixty-five (65) prior to termination of Service.

7.2 Disability of Members: If the Committee shall find and advise the Trustee that Service of a Member has been terminated because of Total and Permanent Disability, which in the judgment of the Committee, based upon advice of competent physicians of their selection, will prevent such Member from resuming his Service with an Employer, such Member shall become entitled to receive the entire amount of his Account. The “entire amount” in such Member’s Account shall include any Savings Contributions, Rollover Amounts, amounts in the Profit Sharing Plan Account, ESOP Account and Employer Contributions to be made as of the Valuation Date preceding or coincident with his termination of Service. Payment of benefits due under this Section shall be made in accordance with Section 8.1.

7.3 Death of Members: In the event of the termination of Service of any Member by death, and after receipt by the Committee of acceptable proof of death, his Beneficiary shall be entitled to receive the entire amount in the deceased Member’s Account. The “entire amount” in such Member’s Account shall include any Savings Contributions, Rollover Amounts, amounts in the Profit Sharing Plan Account, ESOP Account and Employer Contributions to be made as of the Valuation Date preceding or coincident with his termination of Service. Payment of benefits due under this Section shall be made in accordance with Section 8.2.

7.4 Other Termination of Service: In the event of termination of Service of any Member for any reason other than retirement on or after his Retirement Date, disability or death, a Member shall, subject to the further provisions of this Plan, be entitled to receive the entire amount credited to his Pre-Tax Contribution Account, After-Tax Contribution Account, amounts in the Profit Sharing Plan Account, ESOP Account, Rollover Account, plus any of his Savings Contributions made as of the Valuation Date preceding or coincident with his termination of Service, plus an amount equal to the vested percentage of his Employer Contribution Account, determined in accordance with the following schedule:

Years of Vesting Service	Vested Percentage
Less than 1 year	0%
1 year but less than 2	20%
2 years but less than 3	40%
3 years but less than 4	60%
4 years but less than 5	80%
5 or more years	100%

Any portion of the Employer Contribution Account of a terminated Member in excess of the vested percentage specified above shall be a Forfeiture, which shall be disposed of as provided in Section 4.8. Payment of benefits due under this Section shall be made in accordance with Section 8.1.

In addition, any amounts forfeited from the prior Employer Contribution Account of such Member upon his earlier termination of Service shall be reinstated to his new Employer Contribution Account. Upon the re-employment of any individual who had previously been a Member and who has incurred five consecutive Breaks In Service, such re-employed individual shall not be entitled to a reinstatement of any Forfeiture incurred by reason of his prior termination of employment.

If a distribution is made at a time when a Member is not fully vested in his Employer Contribution Account balance, and if the Member is re-employed prior to a Forfeiture of the balance of his Employer Contribution Account, the Member’s non-forfeitable portion of the balance of the undistributed Employer Contribution Account shall be reinstated to his new Employer Account (as provided in Section 4.8) within a reasonable time after repayment by the Member of the amount of his previous distribution, if any.

Notwithstanding anything herein to the contrary, if a Member (i) terminates Service prior to having completed five years of Vesting Service; (ii) meets the eligibility requirements for a severance plan approved by the Chief Executive Officer of the Company and the Committee and listed on Appendix A attached hereto; and (iii) if required by the applicable severance plan, signs a waiver and release, such Member shall be entitled to receive the entire amount credited to such Member’s Employer Contribution Account. Effective January 1, 2002, subject to the other provisions of this Section 7.4 and this Plan, a termination of Service for purposes of this Section 7.4 shall include a Member’s “severance from employment” under Section 401(k)(2)(B)(i)(I) of the Code, occurring on or after January 1, 2002.

7.5 Valuation Dates Determinative of Member’s Rights: The amount to which a Member is entitled upon his retirement, disability, death or other termination of Service shall be the value of his Account as of the Valuation Date upon which his distribution is based.

7.6 Vesting for Certain Employees: Each Member who is eligible to participate in the 1992 Cabot Oil & Gas Corporation Severance Benefit Plan No. 506 and whose Service was terminated involuntarily between January 9, 1992 and January 21, 1992 shall be fully vested in and have a non-forfeitable right to his entire Account balance in the Plan as of the date of the termination of his Service with the Company.

ARTICLE VIII

PAYMENT OF BENEFITS

8.1 Payment of Benefits: Upon a Member’s entitlement to payment of benefits under Section 7.1, 7.2 or 7.4, he shall file with the Committee his written election on such forms or forms, and subject to such conditions, as the Committee shall provide. Such benefit shall consist of the entire amount in such Member’s Account as of the date of his termination of Service, plus any Employer Contribution allocated to such Member’s Account after the Member’s termination of Service. The Committee shall direct the Trustee to distribute the Member’s benefits according to the Member’s election.

The day following the date of the Member’s termination of Service is the earliest date that payment of his benefits may commence and is herein referred to as such Member’s “Distribution Date.” Payment of a Member’s benefits shall be made or commence as soon as practicable after his Distribution Date, subject to the Member’s election to defer receipt thereof, but in any event must be made or commence prior to the expiration of 60 days after the end of the Plan Year within which such Member’s Retirement Date occurs or the date of his death, if earlier. A Member who withholds consent to an immediate distribution may at any time, subsequently elect, in the form and manner prescribed by the Committee, to receive payment of benefits. If a benefit distribution under the Plan is made to a Member before he attains age 59  1/2, the Member shall be advised by the Committee that an additional income tax may be imposed equal to ten percent (10%) of the portion of the amount so received which is included in his gross income for such taxable year and which is attributable to benefits accrued while he was a Member. Members who terminate Service after attainment of age fifty-five (55) shall be notified of their exemption from said additional tax.

The amount which a Member, former Member or Beneficiary is entitled to receive at any time and from time to time shall be paid in cash as a lump sum, except amounts payable to or on behalf of Members who have shares of Cabot Corporation stock or shares of Cabot Oil & Gas Corporation stock in their Profit Sharing Plan Account or their ESOP Account may have their stock balance paid in cash or as stock certificates adjusted to reflect commission fees. The Profit Sharing Plan Account and the ESOP Account shall retain the payment options provided under the Profit Sharing Plan and the ESOP. As of April 1, 2003 or, if later, the ninety-first day following delivery of notice to Members describing the elimination from this Plan of payment options as provided under the Profit Sharing Plan and the ESOP, such payment options shall be eliminated under this Plan for distributions to any Member whose Distribution Date is on or after said date.

If the amount to which a terminated Member is entitled is not more than $5,000, including the balance of such Member’s Rollover Account, such amount shall be paid to the Member as soon as practicable after his Distribution Date; if such amount is in excess of $5,000, the distribution shall be made only if the Member so consents. If such consent is withheld, distribution of the amount to which the terminated Member is entitled shall be made to such Member within 60 days after the end of the Plan Year in which occurs the earlier of the Member’s death or his Retirement Date. Notwithstanding any other provision of this Section or the Plan to the contrary, if the total amount due from the Member’s Accounts does not exceed $1,000, payment of such amounts shall automatically be made in a lump-sum payment as soon as administratively practicable following termination of Service for any reason, unless the Member elects to have such amount paid directly to an eligible retirement plan in the form of a direct rollover. Notwithstanding the above, in the event of a distribution referenced above which is greater than $1,000 but less than $5,000, if the Member does not elect to have such distribution paid directly to an eligible retirement plan specified by the Member in a direct rollover, or to receive the distribution directly in accordance with the provisions stated elsewhere herein, then the Committee will pay the distribution in a direct rollover to an individual retirement plan or account designated by the Committee in its sole discretion. If a Member’s termination of Service occurs after his Retirement Date, distribution shall be made within 60 days after the end of the Plan Year in which termination occurs. If a Member dies before distribution of his interest commences, the Member’s entire interest will be distributed no later than five years after the Member’s death. If distribution has commenced before the Member’s death, any remaining amount in the Member’s Account shall be distributed at least as rapidly as under the method of distribution being used as of the date of the Member’s death.

Notwithstanding anything herein to the contrary, if a distribution is one to which Code Sections 401(a)(11) and 417 do not apply, such distribution may commence less than 30 days after the notice required under Section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that (a) the Committee clearly informs the Member that the Member has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and (b) the Member, after receiving the notice, affirmatively elects a distribution. If a distribution is one to which Sections 401(a)(11) and 417 of the Code does apply, the Member may elect, with the consent of the Member’s spouse to waive any requirement that the written explanation required under Code Section 417 be provided at least 30 days before the annuity starting date (or to waive the 30-day requirement with respect to an explanation provided after the annuity starting date) if the distribution commences more than 7 days after such explanation is provided.

8.2 Distribution Upon Death: In the event of the death of any Member, the amount in his Account shall be distributable as follows:

(a) A Member shall file with the Committee a written designation, in the form prescribed by the Committee, of the Beneficiary or Beneficiaries to receive the amount in his Account upon his death, and the Member may at any time change or cancel any such designation by filing a written request in the form prescribed by the Committee. No such designation of Beneficiary shall be effective if the Member has a spouse, unless the spouse is designated as the Beneficiary or unless the spouse consents to the designation of another person as Beneficiary or the absence of the spouse’s consent is permitted herein. The Member’s spouse may waive the right to be the Member’s sole Beneficiary and consent to the Beneficiary designation made by the Member. The waiver must (i) be in writing; (ii) designate a specific alternate Beneficiary and a form of benefit which may not be changed without spousal consent (or must expressly permit designation by the Member without further consent of the spouse);

(iii) acknowledge the effect of the waiver; and (iv) be witnessed by a Plan representative or a notary public. The spouse’s consent to a Beneficiary designation shall not be required if it is established to the satisfaction of the Committee that such written consent may not be obtained because there is no spouse or the spouse cannot be located. Any consent under this Section 8.2(a) will be valid only with respect to the spouse who signs the consent. Additionally, a revocation of a prior spousal consent may be made by a Member without the consent of the spouse at any time before the distribution of the benefit under the Plan. The number of revocations shall not be limited.

(b) In the event of the death of any Member, the entire amount in the Account of such Member shall be distributed to the Member’s spouse, or if there is no spouse, or the spouse has consented pursuant to Section 8.2(a), then to the Beneficiary designated by him as provided in the preceding paragraph (a); or, in the absence of an effective designation or if no designated Beneficiary survives the Member, then to the duly appointed and qualified executor or administrator of the Member’s estate; or, if no administration of the estate of such decedent is necessary, then to the Beneficiary entitled thereto under the last will and testament of such deceased Member; or, if such decedent left no will, to the legal heirs of such decedent determined in accordance with the laws of intestate succession of the state of the decedent’s domicile.

(c) If the Committee shall be in doubt as to the right of any Beneficiary designated by a deceased Member to take the interest of such decedent, the Committee may direct the Trustee to distribute the amount in the Account in question to the estate of such Member, in which event the Trustee, the Employer, the Committee, and any other person in any manner connected with the Plan, shall have no further liability in respect of the assets.

(d) The entire amount in the Account of such Member shall be distributed no later than one year after the Member’s date of death or, if later, one year after receipt by the Committee of acceptable proof of death.

8.3 Required Minimum Distributions:

(a) General. Notwithstanding any provisions of this Plan to the contrary, for a Member attaining age 70 1/2, any benefits to which a Member is entitled shall commence not later than the April 1 following the later of (i) the calendar year in which the Member attains age 70 1/2 or (ii) the calendar year in which the Member’s employment terminates (provided, however, that clause (ii) of this sentence shall not apply in the case of a Member who is a 5% owner (as defined in Section 416(i) of the Code) with respect to the Plan Year ending in the calendar year in which such Member attains age 70 1/2 (such date the ‘Required Beginning Date’). All distributions required under this Section 8.3 will be made in accordance with the Treasury Regulations under Code Section 401(a)(9) and shall apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year. The requirements under Code Section 401(a)(9) will take precedence over any inconsistent provisions of the Plans.

(b) Timing and Manner of Distributions. The Member’s entire interest will be distributed, or begin to be distributed, to the Member no later than the Member’s Required Beginning Date. Upon the death of the Member distributions will be made to the Beneficiary in accordance with Section 8.2 of the Plan.

(c) Calculation of Required Minimum Distribution. During the Member’s lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the quotient obtained by dividing the Member’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Member’s age as of the Member’s birthday in the Distribution Calendar Year. Required minimum distributions will be determined beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Member’s date of death.

(d) Required Minimum Distributions After Member’s Death. If the Member dies after his Required Beginning Date his remaining Account balance will be distributed to his Beneficiary in a lump sum payment no later than the December 31 of the year following the year of the Member’s death. If the Member dies before his Required Beginning Date, then payments to the Beneficiary will be made as provided under Section 8.2 of the Plan.

(e) Definitions.

(i) Designated Beneficiary. The individual who is designated as the Beneficiary under Section 8.2 of the Plan and is the Designated Beneficiary under Section 401(a)(9) of the Code and Section 1.401(a)(9)-1, Q&A-4, of the Treasury Regulations.

(ii) Distribution Calendar Year. A calendar year for which a minimum distribution is required. For distributions beginning before the Member’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Member’s Required Beginning Date. For distributions beginning after the Member’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under Section 8.3(d). The required minimum distribution for the Member’s first Distribution Calendar Year will be made on or before the Member’s Required Beginning Date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the Distribution Calendar Year in which the Member’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

(iii) Member’s Account Balance. The Account balance as of the last valuation date in the calendar year immediately preceding the Distribution Calendar Year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The Account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

8.4 Disputed Benefits: If any dispute still exists between a Member or a Beneficiary and the Committee after a review of the claim or in the event any uncertainty shall develop as to the person to whom payment of any benefit hereunder shall be made, the Trustee may withhold the payment of all or any part of the benefits payable hereunder to the Member or Beneficiary until such dispute has been resolved by a court of competent jurisdiction or settled by the parties involved.

8.5 Member’s Right to Transfer Eligible Rollover Distribution:

A. Rule: Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section, a distributee may elect, at the time and in the manner prescribed by the plan administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

B. Definitions:

(a) Eligible Rollover Distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten (10) years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; any hardship withdrawal described in Section 401(k)(2)(B)(i)(IV) of the Code; and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

Any amount that is distributed on account of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan. A portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

(b) Eligible Retirement Plan: An eligible retirement plan is (i) an individual retirement account described in Section 408(a) of the Code, (ii) an individual retirement annuity described in Section 408(b) of the Code, (iii) an annuity plan described in Section 403(a) of the Code, (iv) an annuity contract described in Section 403(b) of the Code, (v) an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan, or (vi) a qualified trust described in Section 401(a) of the Code, that accepts the distributee’s eligible rollover distribution. However, prior to January 1, 2002, in the case of an eligible rollover distribution to a surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

(c) Distributee: A distributee includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

(d) Direct Rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

ARTICLE IX

TRUST AGREEMENT; INVESTMENT

FUNDS; INVESTMENT DIRECTIONS

9.1 Trust Agreement: The Company has adopted a Trust Agreement governing the administration of the Trust, established effective as of January 1, 1991 (the provisions of which are herein incorporated by reference to the extent not inconsistent herewith). Subject to the provisions of Section 9.2, and, not by way of limitation, the provisions of the Trust Agreement, the Trustee may invest a portion of the Trust Fund in common stock of the Company, or in any other “qualifying employer security” within the meaning of Section 407(d)(5) of ERISA.

9.2 Investment Funds: The Trustee shall divide the Trust Fund into the Cabot Corporation Common Stock Fund; the Cabot Oil & Gas Corporation Stock Fund and such additional Investment Funds which shall be selected and reviewed from time to time by the Committee.

Contributions shall be paid into the Investment Funds pursuant to the directions of the Members given in accordance with the provisions of Sections 9.3 and 9.4 as certified to the Trustee by the Committee. Except as otherwise provided herein, interest, dividends and other income and all profits and gains produced by each such Investment Fund shall be paid into such Investment Fund, and such interest, dividends and other income or profits and gains, without distinction between principal and income, may be invested and reinvested but only in the property hereinabove specified for the particular Investment Fund. Notwithstanding any provision in this Section to the contrary, the Committee may direct the Trustee (i) to invest Savings or Employer Contributions in short-term fixed income investments which are acceptable to the Trustee or in the suspense account to be maintained in each Investment Fund during the period from the date of any such Contribution until the next Valuation Date or (ii) to invest all or any portion of the Trust Fund attributable to any terminated or retired Member or attributable to any Member who is expected to retire or to terminate his Service within one (1) year, in one or more fixed income investments which are acceptable to the Trustee. The fixed income investments authorized by this Section shall include, but not be limited to, certificates of deposit, savings accounts, or U.S. Treasury bills or notes.

9.3 Investment Directions of Members: Each Member may, in a form and manner prescribed by the Committee, direct that the total of the Contributions allocable to his Pre-Tax and After-Tax Contribution Accounts, Employer Contribution Account, Profit Sharing Plan Account and Rollover Account, if any, and the earnings and accretions thereon, be invested in such percentages (in increments of ten percent (10%) of the total of all Accounts) as he may designate among the Investment Funds. In the event a Member fails to direct the manner of investing his Accounts as provided herein, his Accounts shall be invested only in the Money Market Fund.

9.4 Change of Investment Directions: Each Member may, in the manner prescribed by the Committee and subject to any restrictions or conditions which may be established by the Committee, authorize the transfer of existing account balances twelve (12) times each Plan Year among the available Investment Funds (in ten percent (10%) increments). Notwithstanding the foregoing, a Member may authorize the transfer of his existing account balances to the Money Market Fund at any time, in a manner prescribed by the Committee and subject to the Committee’s consent and any other restrictions or conditions which may be established by the Committee.

Each Member may, in a form and manner prescribed by the Committee and subject to any restrictions or conditions which may be established by the Committee, direct that the investment of his future Pre-Tax Contributions, After-Tax Contributions and Employer Contributions be changed from one Investment Fund to another.

9.5 Benefits Paid Solely from Trust Fund: All of the benefits provided to be paid under Article VIII shall be paid by the Trustee out of the Trust Fund to be administered under such Trust Agreement. No Fiduciary shall be responsible or liable in any manner for payment of any such benefits, and all Members hereunder shall look solely to such Trust Fund and to the adequacy thereof for the payment of any such benefits of any nature or kind which may at any time be payable hereunder.

9.6 Committee Directions to Trustee: The Trustee shall make only such distributions and payments out of the Trust Fund as may be directed by the Committee. The Trustee shall not be required to determine or make any investigation to determine the identity or mailing address of any person entitled to any distributions and payments out of the Trust Fund and shall have discharged its obligation in that respect when it shall have sent certificates and checks or other papers by ordinary mail to such persons and addresses as may be certified to it by the Committee.

9.7 Authority to Designate Investment Manager: The Committee may appoint an investment manager or managers to manage (including the power to acquire and dispose of) any assets of the Trust Fund in accordance with the terms of the Trust Agreement and ERISA.

9.8 Liquidation of Cabot MicroElectronics Stock: Any Cabot MicroElectronics Stock received by the Plan on behalf of a Member shall be liquidated as soon as practicable as directed by the Committee, and such proceeds shall be invested proportionately according to the existing investment elections of the Members at the time of the liquidation.

ARTICLE X

ADOPTION OF PLAN BY OTHER ORGANIZATIONS;

SEPARATION OF THE TRUST FUND; AMENDMENT AND TERMINATION OF THE PLAN;

DISCONTINUANCE OF CONTRIBUTIONS TO THE TRUST FUND

10.1 Adoptive Instrument: Any corporation or other organization with employees, now in existence or hereafter formed or acquired which is not already an Employer under this Plan and which is otherwise legally eligible, may, with the approval of the Company by action of the Board of Directors, adopt and become an Employer under this Plan by executing and delivering to the Company and the Trustee an adoptive instrument specifying the classification of its Employees who are to be eligible to participate in the Plan and by agreeing to be bound as an Employer by all the terms of the Plan with respect to its eligible Employees. The adoptive instrument may contain such changes and variations in the terms of the Plan as may be acceptable to the Company. Any such approved organizations which shall adopt this Plan shall designate the Company as its agent to act for it in all transactions affecting the administration of the Plan and shall designate the Committee to act for such Employer and its Members in the same manner in which the Committee may act for the Company and its Members hereunder. The adoptive instrument shall specify the effective date of such adoption of the Plan and shall become, as to such adopting Employer and its Employees, a part of this Plan. Such Employer shall also forthwith obtain a favorable determination letter from the appropriate District Director of the Internal Revenue with respect to its participation in the Plan. The Company may, in its absolute discretion, terminate an adopting Employer’s participation at any time when in its judgment such adopting Employer fails or refuses to discharge its obligations under the Plan. Unless otherwise specifically provided, in the event a corporation or organization that has adopted the Plan ceases to be an Affiliate of the Company its participation in the Plan shall terminate.

10.2 Separation of the Trust Fund: A separation of the Trust Fund as to the interest therein of the Members of any particular Employer may be made by an Employer at any time. In such event, the Trustee shall set apart that portion of the Trust Fund which shall be allocated to such Members pursuant to a valuation and allocation of the Trust Fund made in accordance with the procedures set forth in Sections 5.2 and 5.4, but as of the date when such separation of the Trust Fund shall be effective. Such portion may in the Trustee’s discretion be set apart in cash or in kind out of the properties of the Trust Fund. That portion of the Trust Fund so set apart shall continue to be held by the Trustee as though such Employer had entered into the Trust Agreement as a separate trust agreement with the Trustee. Such Employer may in such event designate a new trustee of its selection to act as trustee under such separate trust agreement. Such Employer shall thereupon be deemed to have adopted the Plan as its own separate plan, and shall subsequently have all such powers of amendment or modification of such plan as are reserved herein to the Company.

10.3 Voluntary Separation: If any Employer shall desire to separate its interest in the Trust Fund, it may request such a separation in a notice in writing to the Company and the Trustee. Such separation shall then be made as of any specified date after service of such notice, and such separation shall be accomplished in the manner set forth in Section 10.2.

10.4 Amendment of the Plan: The Company shall have the right to amend or modify this Plan and (with the consent of the Trustee) the Trust Agreement at any time and from time to time to any extent that it may deem advisable. Any such amendment or modification shall be set out in an instrument in writing duly authorized by the Board of Directors and executed by the Company. No such amendment or modification shall, however, increase the duties or responsibilities of the Trustee without its consent thereto in writing, or have the effect of transferring to or vesting in any Employer any interest or ownership in any properties of the Trust Fund, or of permitting the same to be used for or diverted to purposes other than for the exclusive benefit of the Members and their Beneficiaries. No such amendment shall decrease the Account of any Member or shall decrease any Member’s vested interest in his Account. Notwithstanding anything herein to the contrary, the Plan or the Trust Agreement may be amended in such manner as may be required at any time to make it conform to the requirements of the Internal Revenue Code or of any United States statutes with respect to employees’ trusts, or of any amendment thereto, or of any regulations or rulings issued pursuant thereto, and no such amendment shall be considered prejudicial to any then existing rights of any Member or his Beneficiary under the Plan.

10.5 Acceptance or Rejection of Amendment by Employers: The Company shall promptly deliver to each other Employer any amendment to this Plan or the Trust Agreement. Each such Employer will be deemed to have consented to such amendment unless it notifies the Company and the Trustee in writing within thirty (30) days after receipt of the amendment that it does not consent thereto, and requests a separation of its interest in the Trust Fund in accordance with the provisions of Section 10.2, as of the first day of the month following such written notification to the Company and the Trustee.

10.6 Termination of the Plan: In accordance with the procedures set forth in this Section 10.6, the Company or any other Employer may effect a termination of the Plan as to such particular Employer under the following circumstances:

(a) The Plan may be terminated by the delivery to the Trustee of an instrument in writing approved and authorized by the board of directors of such Employer. In such event, termination of the Plan shall be effective as of any subsequent date specified in such instrument.

(b) Except as otherwise provided in Section 10.10, the Plan shall terminate effective at the expiration of sixty (60) days following the merger into another corporation or dissolution of any Employer, or following any final legal adjudication of any Employer as a bankrupt or an insolvent, unless within such time a successor organization approved by the Company shall deliver to the Trustee a written instrument certifying that such organization (i) has become the Employer of more than fifty percent (50%) of those Employees of such Employer who are then Members under this Plan and (ii) has adopted the Plan as to its Employees. In any such event the interest in the Plan of any Member whose employment may not be continued by the successor shall be fully vested as of the date of termination of his Service, and shall be payable in cash or in kind within six (6) months from the date of termination of his Service.

10.7 Liquidation and Distribution of Trust Fund Upon Termination: In the event a complete termination of the Plan in respect of any Employer shall occur, a separation of the Trust Fund in respect of the affected Members of such Employer shall be made as of the effective date of such termination of the Plan in accordance with the procedure set forth in Section 10.2. Following separation of the Trust Fund in respect of the Members of any Employer as to whom the Plan has been terminated, the assets and properties of the Trust Fund, so set apart, shall be reduced to cash as soon as may be expeditious under the circumstances. Any administrative costs or expenses incurred incident to the final liquidation of such separate trust funds shall be paid by the Employer, except that in the case of bankruptcy or insolvency of such Employer any such costs shall be charged against the Trust Fund. Following such partial reduction of such Trust Fund to cash, the Accounts of the Members shall then be valued as provided in Sections 5.2 and 5.4 and shall be fully vested, whereupon each such Member shall become entitled to receive the entire amount in his Account in cash as directed by the Committee. The terminating Employer shall promptly advise the appropriate District Director of Internal Revenue of such complete or partial termination and shall direct the Trustee to delay the final distribution to its affected Members until the District Director shall advise in writing that such termination does not adversely affect the previously qualified status of the Plan or the exemption from tax of the Trust under Section 401(a) or 501(a) of the Code.

10.8 Effect of Termination or Discontinuance of Contributions: If any Employer shall terminate the Plan as to its Employees, then all amounts credited to the Accounts of the Members of such Employer with respect to whom the Plan has terminated shall become fully vested and non-forfeitable. If any Employer shall completely discontinue its Contributions to the Trust Fund or suspend its Contributions to the Trust Fund under such circumstances as to constitute a complete discontinuance of Contributions within the meaning of Section 1.401-6(c) of the regulations under the Code, then all amounts credited to the Accounts of the Members of such Employer shall become fully vested and non-forfeitable, and throughout any such period of discontinuance of Contributions by an Employer all other provisions of the Plan shall continue in full force and effect with respect to such Employer other than the provisions for Contributions by such Employer.

10.9 Merger of Plan with Another Plan: In the event of any merger or consolidation of the Plan with, or transfer in whole or in part of the assets and liabilities of the Trust Fund to another trust fund held under, any other plan of deferred compensation maintained or to be established for the benefit of all or some of the Members of this Plan, the assets of the Trust Fund applicable to such Members shall be transferred to the other trust fund only if:

(a) Each Member would (if either this Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if this Plan had then terminated);

(b) Resolutions of the board of directors of the Employer under this Plan, or of any new or successor employer of the affected Members, shall authorize such transfer of assets, and, in the case of the new or successor employer of the affected Members, its resolutions shall include an assumption of liabilities with respect to such Members’ inclusion in the new employer’s plan; and

(c) Such other plan and trust are qualified under Sections 401(a) and 501(a) of the Code.

10.10 Consolidation or Merger with Another Employer: Notwithstanding any provision of this Article X to the contrary, upon the consolidation or merger of two or more Employers under this Plan with each other, the surviving Employer or organization shall automatically succeed to all the rights and duties under the Plan and Trust of the Employers involved, and their shares of the Trust Fund shall, subject to the provisions of Section 10.9, be merged and thereafter be allocable to the surviving Employer or organization for its Employees and their Beneficiaries.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 Terms of Employment: The adoption and maintenance of the provisions of this Plan shall not be deemed to constitute a contract between any Employer and Employee, or to be a consideration for, or an inducement or condition of, the employment of any person. Nothing herein contained shall be deemed to give to any Employee the right to be retained in the employ of an Employer or to interfere with the right of an Employer to discharge an Employee at any time, nor shall it be deemed to give to an Employer the right to require any Employee to remain in its employ, nor shall it interfere with any Employee’s right to terminate his employment at any time.

11.2 Controlling Law: Subject to the provisions of ERISA, this Plan shall be construed, regulated and administered under the laws of the State of Texas.

11.3 Invalidity of Particular Provisions: In the event any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable, and this Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.

11.4 Non-Alienation of Benefits: Except as otherwise provided below and with respect to certain judgments and settlements pursuant to Section 401(a)(13) of the Code, no benefit which shall be payable out of the Trust Fund to any person (including a Member or Beneficiary) shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; and no such benefit shall in any manner be liable for, or subject to, the death, contracts, liabilities, engagements or torts of any person, and the same shall not be recognized by the Trustee, except to the extent as may be required by law.

This provision shall not apply to a “qualified domestic relations order” defined in Code Section 414(p), and those other domestic relations orders permitted to be so treated by the Committee under the provisions of the Retirement Equity Act of 1984. To the extent provided under a “qualified domestic relations order,” a former spouse of a Member shall be treated as the spouse or surviving spouse for all purposes of the Plan. If the Committee receives a qualified domestic relations order with respect to a Member, the Committee may authorize the immediate distribution of the amount assigned to the Member’s former spouse, to the extent permitted by law, from the Member’s Accounts.

11.5 Payments in Satisfaction of Claims of Members: Any payment or distribution to any Member or his legal representative or any Beneficiary in accordance with the provisions of this Plan shall be in full satisfaction of all claims under the Plan against the Trust Fund, the Trustee and the Employer. The Trustee may require that any distributee execute and deliver to the Trustee a receipt and a full and complete release as a condition precedent to any payment or distribution under the Plan.

11.6 Payments Due Minors and Incompetents: If the Committee determines that any person to whom a payment is due hereunder is a minor or is incompetent by reason of physical or mental disability, the Committee shall have the power to cause the payments becoming due such person to be made to another for the benefit of such minor or incompetent, without the Committee or the Trustee being responsible to see to the application of such payment. To the extent permitted by ERISA, payments made pursuant to such power shall operate as a complete discharge of the Committee, the Trustee and the Employer.

11.7 Impossibility of Diversion of Trust Fund: Notwithstanding any provision herein to the contrary, no part of the corpus or the income of the Trust Fund shall ever be used for or diverted to purposes other than for the exclusive benefit of the Member or their Beneficiaries or for the payment of expenses of the Plan. No part of the Trust Fund shall ever directly or indirectly revert to any Employer.

11.8 Evidence Furnished Conclusive: The Employer, the Committee and any person involved in the administration of the Plan or management of the Trust Fund shall be entitled to rely upon any certification, statement, or representation made or evidence furnished by a Member or Beneficiary with respect to facts required to be determined under any of the provisions of the Plan, and shall not be liable on account of the payment of any monies or the doing of any act or failure to act in reliance thereon. Any such certification, statement, representation, or evidence, upon being duly made or furnished, shall be conclusively binding upon such Member or Beneficiary but not upon the Employer, the Member or any other person involved in the administration of the Plan or management of the Trust Fund. Nothing herein contained shall be construed to prevent any of such parties from contesting any such certification, statement, representation, or evidence or to relieve the Member or Beneficiary from the duty of submitting satisfactory proof of such fact.

11.9 Copy Available to Members: A copy of the Plan, and of any and all future amendments thereto, shall be provided to the Committee and shall be available to Members and, in the event of the death of a Member, to his Beneficiary, for inspection at the offices of his Employer during the regular office hours of the Employer.

11.10 Unclaimed Benefits: If at, after or during the time when a benefit hereunder is payable to any Member, Beneficiary or other distributee, the Committee, upon request of the Trustee, or at its own instance, shall mail by registered or certified mail to such Member, Beneficiary or other distributee at his last known address a written demand for his then address or for satisfactory evidence of his continued life, or both, and if such Member, Beneficiary or distributee shall fail to furnish the same to the Committee within two (2) years from the mailing of such demand, then the Committee may, in its sole discretion, determine that such Member, Beneficiary or other distributee has forfeited his right to such benefit and may declare such benefit, or any unpaid portion thereof, terminated as if the death of the distributee (with no surviving Beneficiary) had occurred on the date of the last payment made thereon, or on the date such Member, Beneficiary or distributee first became entitled to receive benefit payments, whichever is later; provided, however, that such forfeited benefit shall be reinstated if a claim for the same is made by the Member, Beneficiary or other distributee at any time thereafter. Such reinstatement shall be made out of the funds otherwise available for allocation as Forfeitures for the Plan Year during which such claim was filed with the Committee (as provided in Section 4.8); and, if Forfeitures for the Plan Year are insufficient to reinstate such amounts, the Employer shall make the Employer Minimum Contribution required under Section 4.2 hereof.

11.11 Headings for Convenience Only: The headings and subheadings herein are inserted for convenience of reference only and are not to be used in construing this instrument or any provision thereof.

11.12 Successors and Assigns: This agreement shall bind and inure to the benefit of the successors and assigns of the Employers.

ARTICLE XII

LIMITATION ON BENEFITS

Notwithstanding any provision of this Plan to the contrary, the total Annual Additions made to the Account of a Member for any Plan Year shall be subject to the following limitations:

I. Single Defined Contribution Plan

1. If an Employer does not maintain any other qualified plan, the amount of Annual Additions which may be allocated under this Plan on a Member’s behalf for a Limitation Year shall not exceed the lesser of the Maximum Permissible Amount or any other limitation contained in this Plan.

2. Prior to the determination of the Member’s actual Compensation for a Limitation Year, the Maximum Permissible Amount may be determined on the basis of the Member’s estimated annual Compensation for such Limitation Year. Such estimated annual Compensation shall be determined on a reasonable basis and shall be uniformly determined for all Members similarly situated. Any Employer contributions (including allocation of forfeitures) based on estimated annual Compensation shall be reduced by any Excess Amounts carried over from prior years.

3. As soon as is administratively feasible after the end of the Limitation Year, the Maximum Permissible Amount for such Limitation Year shall be determined on the basis of the Member’s actual Compensation for such Limitation Year.

4. If there is an Excess Amount with respect to a Member for the Limitation Year, any non-deductible voluntary employee contributions, to the extent they would reduce the Excess Amount, will be returned to the Member. Then, Excess Amounts will be treated as a Forfeiture and shall be applied as a credit to subsequent Employer Contributions or reallocated to other Members to the extent such allocations do not exceed the Maximum Permissible Amount all as provided in Section 12(III)(4). Any Excess Amounts that cannot be allocated will be held in a suspense account. All amounts in the suspense account must be allocated and reallocated to the Member’s accounts (subject to the limitations of Section 415) in succeeding Limitation Years before any Employer contribution and non-deductible Employee contribution which would constitute Annual Additions may be made to the Plan.

If a suspense account is in existence at any time during the Limitation Year pursuant to this Section, it will not participate in the allocation of the Trust’s investment gains and losses.

II. Two or More Defined Contribution Plans

1. If, in addition to this Plan, the Employer maintains any other qualified defined contribution plan, the amount of Annual Additions which may be allocated under this Plan on a Member’s behalf for a Limitation Year, shall not exceed the lesser of:

A. the Maximum Permissible Amount, reduced by the sum of any Annual Additions allocated to the Member’s accounts for the same Limitation Year under such other defined contribution plan or plans; or

B. any other limitation contained in this Plan.

2. Prior to the determination of the Member’s actual Compensation for the Limitation Year, the amount referred to in Section 1(A) above, may be determined on the basis of the Member’s estimated annual Compensation for such Limitation Year. Such estimated annual Compensation shall be determined on a reasonable basis and shall be uniformly determined for all Members similarly situated. Any Employer contribution (including allocation of forfeitures) based on estimated annual Compensation shall be reduced by any Excess Amounts carried over from prior years.

3. As soon as is administratively feasible after the end of the Limitation Year, the amounts referred to in Section 1(A) above shall be determined on the basis of the Member’s actual Compensation for such Limitation Year.

4. If a Member’s Annual Additions under this Plan and all such other defined contribution plans result in an Excess Amount, such Excess Amount shall be deemed to consist of the amounts last allocated.

5. If an Excess Amount was allocated to a Member on an allocation date of this Plan which coincides with an allocation date of another plan, the Excess Amount attributed to this Plan will be the product of:

A. the total Excess Amount allocated as of such date (including any amount which would have been allocated but for the limitations of Section 415 of the Code); times

B. the ratio of (1) the amount allocated to the Member as of such date under this Plan, divided by (2) the total amount allocated as of such date under all qualified defined contribution plans (determined without regard to the limitations of Section 415 of the Code).

6. Any Excess Amounts attributed to this Plan shall be disposed of as provided in Section 12(I)(4).

III. Definitions

1. Employer: The Company and any other Employer that adopts this Plan. In the case of a group of employers which constitutes a controlled group of corporations (as defined in Code Section 414(b) as modified by Section 415(h)) or which constitutes trades and businesses (whether or not incorporated) which are under common control (as defined in Code Section 414(c) as modified by Section 415(h)) or an affiliated service group (as defined in Code Section 414(m)), all such employers shall be considered a single Employer for purposes of applying the limitations of these sections.

2. Excess Amount: The excess of the Member’s Annual Additions for the Limitation Year over the Maximum Permissible Amount.

3. Limitation Year: The Plan Year.

4. Maximum Permissible Amount: Except to the extent permitted under Section 4.1(C) of the Plan with respect to Catch-Up Contributions and Section 414(v) of the Code, if applicable, for a Limitation Year, the Maximum Permissible Amount with respect to any Member shall be the lesser of:

A. $40,000, as adjusted by the Secretary of the Treasury or his delegate pursuant to Code Section 415(d); or

B. 100% of the Member’s compensation for the Limitation Year.

The foregoing notwithstanding, the Maximum Permissible Amount shall not include contributions related to qualified military service under Section 3.12 of the Plan.

5. Compensation: For purposes of determining compliance with the limitations of Code Section 415, Compensation shall mean a Member’s earned income, wages, salaries, fees for professional services and other amounts received for personal services actually rendered in the course of employment with an Employer maintaining the Plan, including, but not limited to, commissions paid salesmen, compensation for services based on a percentage of profits, commissions on insurance premiums, tips and bonuses and excluding the following:

(a) Employer contributions to a plan of a deferred compensation to the extent contributions are not included in gross income of the Employee for the taxable year in which contributed, or on behalf of an employee to a simplified employee pension plan to the extent such contributions are deductible under Code Section 219(b)(2), and any distributions from a plan of deferred compensation whether or not includable in the gross income of the Employee when distributed (however, any amounts received by an Employee pursuant to an unfunded non-qualified plan may be considered as compensation in the year such amounts are included in the gross income of the Employee);

(b) amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by an employee becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(c) amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

(d) other amounts which receive special tax benefits, or contributions made by an Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in Code Section 403(b) (whether or not the contributions are excludable from the gross income of the Employee).

For the purposes of this Article, Compensation shall include any and all items which may be included in compensation under Code Section 415(c)(3), including any elective deferral (as defined in Code Section 402(g)(3)) and any amount which is contributed or deferred by the Employer at the election of the Employee and which is not includable in the gross income of the Employee by reason of Code Section 125, 132(f)(4) or 457, but excluding amounts that would otherwise be excluded from an Employee’s gross income by reason of the application of Code Section 402(h)(1)(B) and, in the case of Employer contributions made pursuant to a salary reduction agreement, Code Section 403(b). The foregoing notwithstanding, for purposes of this Section, Compensation shall be limited to $220,000 or such other amount provided under Code Section 401(a)(17), as adjusted for cost-of-living increases in accordance with Code Section 401(a)(17)(B).

6. Average Compensation: The average Compensation during a Member’s high three (3) years of service, which period is the three (3) consecutive calendar years (or, the actual number of consecutive years of employment for those employees who are employed for less than three (3) consecutive years with the Employer) during which the Employee had the greatest aggregate Compensation from the Employer.

7. Annual Benefit: A benefit payable annually in the form of a straight life annuity (with no ancillary benefits) under a plan to which Employees do not contribute and under which no rollover contributions are made.

8. Annual Additions: With respect to each Limitation Year, the total of the Employer Contributions, Pre-Tax Contributions, After-Tax Contributions. Forfeitures, and amounts described in Code Sections 415(l) and 419A(d)(2) which are allocated to a Member’s Account; excluding, however, any Catch-Up Contributions permitted under Section 4.1(C) of the Plan.

ARTICLE XIII

TOP-HEAVY PLAN REQUIREMENTS

13.1 General Rule: For any Plan Year for which the Plan is a Top Heavy Plan, as defined in Section 13.7, despite any other provisions of the Plan to the contrary, the Plan shall be subject to the provisions of this Article XIII.

13.2 Vesting Provisions: Each Member who has completed an Hour of Service after the Plan becomes top heavy and while the Plan is top heavy and who has completed the vesting service specified in the following table shall be vested in his Account under the Plan at least as rapidly as is provided in the following schedule; except that the vesting provision set forth in Section 7.4 shall be used at any time in which it provides for more rapid vesting:

Years of Vesting Service	Vested Percent
Less than 2 years	0%
2	20%
3	40%
4	60%
5	80%
6 or more	100%

If an Account becomes vested by reason of the application of the preceding schedule, it may not thereafter be forfeited by reason of reemployment after retirement pursuant to a suspension of benefits provision, by reason of withdrawal of any mandatory employee contributions to which Employer Contributions were keyed or for any other reason. If the Plan subsequently ceases to be top heavy, the preceding schedule shall continue to apply with respect to any Member who had at least three years of service (as defined in Treasury Regulation Section 1.411(a) 8T(b)(3)) as of the close of the last year that the Plan was top heavy, except that each Member whose vested percentage in his Account is determined under such amended schedule and who has completed at least three years of service with the Employer, may elect, during the election period, to have the vested percentage in his Account determined without regard to such amendment if his vested percentage under the Plan as amended is, at any time, less than such percentage determined without regard to such amendment. For all other Members, the vested percentage of their Accounts prior to the date the Plan ceases to be top heavy shall not be reduced, but future increases in the vested percentage shall be made only in accordance with the vesting provision set forth in Section 7.4.

13.3 Minimum Contribution Percentage: Each Member who is (i) a Non Key Employee, as defined in Section 13.7, and (ii) employed on the last day of the Plan Year shall be entitled to have contributions and forfeitures (if applicable) allocated to his Account of not less than 3% (the “Minimum Contribution Percentage”) of the Member’s Compensation. This minimum allocation percentage shall be provided without taking a Non Key Employee’s Pre-Tax Contributions into account. Even a Non Key Employee who has completed less than 1,000 Hours of Service shall receive a Minimum Contribution Percentage, provided that such Non Key

Employee has not terminated Service by the last day of the Plan Year. A Non Key Employee may not fail to receive a Minimum Contribution Percentage because of a failure to receive a specified minimum amount of compensation or a failure to make mandatory employee or elective contributions. This Minimum Contribution Percentage will be reduced for any Plan Year to the percentage at which contributions (including pre tax contributions and forfeitures, if applicable) are made or are required to be made under the Plan for the Plan Year for the Key Employee for whom such percentage is the highest for such Plan Year. For this purpose, the percentage with respect to a Key Employee will be determined by dividing the Contributions (including Pre-Tax Contributions and forfeitures if applicable) made for such Key Employee by his total compensation (as defined in Section 415(c)(3) of the Code) not in excess of $220,000 for the Plan Year, with such amount automatically adjusted in the same manner as the amount set forth in Section 13.4 below.

Contributions considered under the first paragraph of this Section 13.3 shall include Employer Contributions under the Plan and under all other defined contribution plans required to be included in an Aggregation Group (as defined in Section 13.7), but will not include Employer Contributions under any plan required to be included in such aggregation group if the plan enables a defined benefit plan required to be included in such group to meet the requirements of the Code prohibiting discrimination as to contributions in favor of employees who are officers, shareholders, or the highly compensated or prescribing the minimum participation standards. If the highest rate allocated to a Key Employee for a year in which the Plan is top heavy is less than 3%, amounts contributed as a result of a salary reduction agreement must be included in determining Contributions made on behalf of Key Employees.

Employer Matching Contributions shall be taken into account for purposes of satisfying the Minimum Contribution Percentage of this Section. The preceding sentence shall apply with respect to matching contributions under the Plan or, if the Plan provides that the Minimum Contribution Percentage shall be met in another plan, such other plan. Employer Matching Contributions that are used to satisfy the Minimum Contribution Percentage shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Section 401(m) of the Code.

Contributions considered under this Section shall not include any contributions under the Social Security Act or any other federal or state law.

13.4 Limitation on Compensation: The annual compensation of a Member taken into account under this Article XIII for purposes of computing benefits under the Plan shall not exceed $220,000, with such amount adjusted automatically for each Plan Year to the amount prescribed by the Secretary of the Treasury or his delegate pursuant to Section 401(a)(17)(B) of the Code and regulations for the calendar year in which such Plan Year commences.

13.5 Coordination With Other Plans: In the event that another defined contribution or defined benefit plan maintained by a Considered Company provides contributions or benefits on behalf of Members in the Plan, such other plan shall be treated as a part of the Plan pursuant to principles prescribed by applicable Treasury Regulations or Internal Revenue Service rulings to determine whether the Plan satisfies the requirements of Sections 13.2, 13.3 and 13.4, and to avoid inappropriate omissions or inappropriate duplication. If a Member is covered both by a top heavy defined benefit plan and a top heavy defined contribution plan, a comparability analysis (as prescribed by Revenue Ruling 81-202 or any successor ruling) shall be performed in order to establish that the plans are providing benefits at least equal to the defined benefit minimum. Such determination shall be made upon the advice of counsel by the Committee, which shall, if necessary, cause benefits or contributions to be made sufficient.

13.6 Distributions to Certain Key Employees: Notwithstanding any other provision of the Plan to the contrary, the entire interest in the Plan of each Member who is a Key Employee and a “5% Owner” (as defined in Section 13.7(4)) in the calendar year in which such individual attains age 70 1/2 shall be distributed to such Member not later than April 1 following the calendar year in which such individual attains age 70 1/2.

13.7 Determination of Top Heavy Status: The Plan shall be a Top Heavy Plan for any Plan Year if, as of the Determination Date, the aggregate of the Accounts under the Plan (determined as of the Valuation Date) for Members (including former Members) who are Key Employees exceeds 60% of the aggregate of the Accounts of all Members, excluding former Key Employees, or if the Plan is required to be in an Aggregation Group, any such Plan Year in which such group is a Top Heavy Group. In determining Top Heavy status, if an individual has not performed one Hour of Service for any Considered Company at any time during the 1 year period ending on the Determination Date, any accrued benefit for such individual and the aggregate accounts of such individual shall not be taken into account.

For purposes of this Section, the capitalized words have the following meanings:

(1) “Aggregation Group” means the group of plans, if any, that includes both the group of plans required to be aggregated and the group of plans permitted to be aggregated. The group of plans required to be aggregated (the “required aggregation group”) includes:

(a) Each plan of a Considered Company in which a Key Employee is a participant in the Plan Year containing the Determination Date; and

(b) Each other plan, including collectively bargained plans, of a Considered Company which, during this period, enables a plan in which a Key Employee is a participant to meet the requirements of Section 401(a)(4) or 410 of the Code.

The group of plans that are permitted to be aggregated (the “permissive aggregation group”) includes the required aggregation group plus one or more plans of a Considered Company that is not part of the required aggregation group and that the Considered Company certifies as a plan within the permissive aggregation group. Such plan or plans may be added to the permissive aggregation group only if, after the addition, the aggregation group as a whole continues to satisfy the requirements of Sections 401(a)(4) and 410 of the Code.

(2) “Considered Company” means the Employer or an Affiliate.

(3) “Determination Date” means the last day of the immediately preceding Plan Year.

(4) “Key Employee” means any Employee or former Employee (including any deceased Employee) under the Plan who, at any time during the Plan Year that includes the Determination Date, is or was one of the following:

(a) An officer of a Considered Company having an annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code);

(b) A person who owns (or is considered as owning, within the meaning of the constructive ownership rules of Section 416(i)(1)(B)(iii) of the Code) more than 5% of the outstanding stock of a Considered Company or stock possessing more than 5% of the combined voting power of all stock of the Considered Company (a “5% Owner”); or

(c) A person who has an annual compensation from the Considered Company of more than $150,000 and who owns (or is considered as owning within the meaning of the constructive ownership rules of Section 416(i)(1)(B) of the Code) more than 1% of the outstanding stock of the Considered Company or stock possessing more than 1% of the total combined voting power of all stock of the Considered Company (a “1% Owner”).

For purposes of this subsection (4), (i) whether an individual is an officer shall be determined by the Considered Company on the basis of all the facts and circumstances, such as an individual’s authority, duties, and term of office, not on the mere fact that the individual has the title of an officer, (ii) for any Plan Year, no more than 50 Employees (or if less, the greater of 3 or 10% of the Employees) shall be treated as officers, (iii) a Beneficiary of a Key Employee shall be treated as a Key Employee; (iv) in the case of a 5% or 1% Owner determination, each Considered Company is treated separately in determining ownership percentages, but all such Considered Companies shall be considered a single employer in determining the amount of compensation, and (v) compensation means all items includable as compensation for purpose of applying the limitations on annual additions to a Member’s account in a defined contribution plan and the maximum benefit payable under a defined benefit plan under Section 415(c)(3) of the Code. The determination of who is a Key Employee shall be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

(5) “Non Key Employee” means any Employee (and any Beneficiary of an Employee) who is not a Key Employee. In any case where an individual is a Non Key Employee with respect to an applicable plan but was a Key Employee with respect to such plan for any prior Plan Year, any accrued benefit and any account of such Employee shall be altogether disregarded.

(6) “Top Heavy Group” means the Aggregation Group if, as of the applicable Determination Date, the sum of the present value of the cumulative accrued benefits for Key Employees under all defined benefit plans included in the Aggregation Group plus the aggregate of the accounts of Key Employees under all defined contribution plans included in the Aggregation Group exceeds 60% of the sum of the present value of the cumulative accrued benefits for all employees (excluding former Key Employees), as provided in paragraph (a) below, under all such defined benefit plans plus the aggregate accounts for all employees (excluding former Key Employees), as provided in paragraph (a) below, under all such defined contribution plans. In determining Top Heavy status, if an individual has not performed one Hour of Service for any Considered Company at any time during the 1 year period ending on the Determination Date, any accrued benefit for such individual and the aggregate accounts of such individual shall not be taken into account. If the Aggregation Group that is a Top Heavy Group is a required aggregation group, each plan in the group will be a Top Heavy Plan. If the Aggregation Group that is a Top Heavy Group is a permissive aggregation group, only those plans that are part of the required aggregation group will be treated as Top Heavy Plans. If the Aggregation Group is not a Top Heavy Group, no plan within such group will be a Top Heavy Plan.

In determining whether the Plan constitutes a Top Heavy Plan, the Committee (or its agent) will make the following adjustments:

(a) When more than one plan is aggregated, the Committee shall determine separately for each plan as of each plan’s Determination Date the present value of the accrued benefits (for this purpose using the actuarial assumptions set forth in the applicable plan or account balance) or account balance, including distributions to Key Employees and all employees. The results shall then be aggregated by adding the results of each plan as of the Determination Dates for such plans that fall within the same calendar year. The combined results shall indicate whether or not the plans so aggregated are Top Heavy Plans.

(b) In determining the present value of the cumulative accrued benefit (for this purpose using the actuarial assumptions set forth in the applicable pension plan) or the amount of the account of any employee, such present value or account balance shall be increased by the amount in dollar value of the aggregate distributions made with respect to the employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.” The amounts will include distributions to employees representing the entire amount credited to their accounts under the applicable plan. The accrued benefits and accounts of any individual who has not performed services for a Considered Company during the 1-year period ending on the Determination Date shall not be taken into account.

(c) Further, in making such determination, such present value or such account balance shall include any rollover contribution (or similar transfer), as follows:

(i) If the Rollover Contribution (or similar transfer) is “unrelated” (both initiated by the employee and made to or from a plan maintained by another employer who is not a Considered Company), the plan providing the distribution shall include such distribution in the present value of such account; the plan accepting the distribution shall not include such distribution in the present value of such account unless the plan accepted it before December 31, 1983; and

(ii) If the Rollover Contribution (or similar transfer) is “related” (either not initiated by the employee or made from a plan maintained by another Considered Company), the plan making the distribution shall not include the distribution in the present value of such account; and the plan accepting the distribution shall include such distribution in the present value of such account.

(7) “Valuation Date” means, for purposes for determining the present value of an accrued benefit as of the Determination Date, the date determined as of the most recent valuation date which is within a 12 month period ending on the Determination Date. For the first plan year of a plan, the accrued benefit for a current employee shall be determined either (i) as if the individual terminated service as of the Determination Date or (ii) as if the individual terminated service as of the Valuation Date, but taking into account the estimated accrued benefit as of the Determination Date. The Valuation Date shall be determined in accordance with the principles set forth in Q&A T 25 of Treasury Regulation Section 1.416-1.

Except as otherwise provided in this Section, for purposes of this Article, “Compensation” shall have the meaning given to it in Section 12(III)(5) of the Plan.

ARTICLE XIV

TESTING OF CONTRIBUTIONS

14.1 Definitions: For purposes of this Article XIV, the following terms, when capitalized, shall be defined as:

(1) “Actual Contribution Percentage” or “ACP” shall mean, with respect to a Plan Year, for a specified group of Employees (either Highly Compensated Employees or non-Highly Compensated Employees) the average of the ratios, calculated separately for each Employee, of:

(a) The sum of the Aggregate Contributions paid under the Plan on behalf of each Employee for a Plan Year that are made on account of the Employee’s Contributions for the Plan Year, which are allocated to the Employee’s Account during such Plan year, and are paid to the Trust no later than the end of the next following Plan Year; over

(b) The Employee’s Compensation for such Plan Year.

An Employee’s Actual Contribution Percentage shall be determined after determining his Excess Deferrals and Excess Contributions, if any. The Actual Contribution Percentage of an eligible Employee who does not have any Aggregate Contributions for a Plan Year is zero. The individual ratios and Actual Contribution Percentages shall be calculated to the nearest 1/100 of 1% of an Employee’s Compensation.

(2) “Actual Deferral Percentage” or “ADP” shall mean, with respect to a Plan Year, for a specified group of Employees (either Highly Compensated Employees or non-Highly Compensated Employees) the average of the ratios, calculated separately for each Employee, of:

(a) The amount of Employer Contributions actually paid to the Plan on behalf of each such Employee for a Plan Year that relate to Compensation that either would have been received by the Employee in such Plan Year (but for the deferral election) or are attributable to services performed by the Employee in the Plan Year and would have been received by the Employee within 2 1/2 months after the close of the Plan Year (but for the deferral election) and which are allocated to the Employee’s Account and are paid to the Trust no later than the end of the next following Plan Year; over

(b) The Employee’s Compensation for such Plan Year.

The Actual Deferral Percentage of an eligible Employee who does not have any Employer Contributions for a Plan Year is zero. The individual ratios and Actual Deferral Percentages shall be calculated to the nearest 1/100 of 1% of an Employee’s Compensation.

(3) “Aggregate Contributions” shall mean, as applicable, any of the following: (i) After-Tax Contributions; (ii) Employer Matching Contributions; (iii) QNECs that have not been included in the ADP test; and (iv) Pre-Tax Contributions that are not needed to satisfy the ADP test for the current Plan Year, provided such test is satisfied before and after such Pre-Tax Contributions have been included in the ACP test for the current Plan Year. Aggregate Contributions shall not include (a) Employer Matching Contributions that are forfeited either to correct Excess Aggregate Contributions or because the contributions to which they relate are Excess Deferrals, Excess Contributions or Excess Aggregate Contributions, or (b) Employer Matching Contributions made pursuant to Code Section 414(u) by reason of a Member’s qualified military service.

(4) “Compensation” shall mean the Employee’s total Compensation for services rendered to an Employer during the Plan Year and, unless the Committee elects otherwise, the Employee’s Pre-Tax Contributions for the Plan Year and any amounts not currently included in the Employee’s gross income by reason of the application of Section 125 or 132(f)(4) of the Code.

(5) “Employee” shall mean each Employee eligible to participate in the Plan in accordance with Section 3.1 of the Plan, including each eligible Employee who does not elect to make Pre-Tax Contributions and/or After-Tax Contributions and who is an “eligible employee,” as defined in Treasury Regulation Section 1.401(k)6.

(6) “Employer Contributions” shall mean, as applicable, any of the following: (i) Pre-Tax Contributions, including any Excess Deferrals made by Highly Compensated Employees, but excluding Catch-Up Contributions and any Pre-Tax Contributions made pursuant to Code Section 414(u) by reason of a Member’s qualified military service, and (ii) QNECs that have not been used to satisfy the ACP test for the current Plan Year.

(7) “Employer Matching Contributions” shall mean the amounts contributed to the Trust Fund by the Employer pursuant to Section 4.2.

(8) “Excess Aggregate Contributions” shall mean, with respect to any Plan Year, the excess of:

(a) The sum of the Aggregate Contributions actually taken into account in computing the ACP of Highly Compensated Employees for such Plan Year; minus

(b) The maximum amount of Aggregate Contributions permitted by the ACP test for the Plan Year (determined by hypothetically reducing contributions made on behalf of Highly Compensated Employees in order of their ACP beginning with the highest of such percentages).

(9) “Excess Contributions” shall mean, with respect to any Plan Year, the excess of:

(a) The sum of the Employer Contributions actually taken into account in computing the ADP of Highly Compensated Employees for such Plan Year; minus

(b) The maximum amount of such Employer Contributions permitted by the ADP test for the Plan Year (determined by hypothetically reducing contributions made on behalf of Highly Compensated Employees in order of their ADP, beginning with the highest of such percentages).

(10) “Excess Deferrals” shall have the meaning provided in Section 4.1 of the Plan.

(11) “Highly Compensated Employee” shall mean any Employee and any employee of an Affiliate who is a highly compensated employee under Section 414(q) of the Code, including any Employee and any employee of an Affiliate who was a “5% owner” (as defined in Code Section 416(i)) during the current Plan Year or prior Plan Year or who received Compensation during the prior Plan Year in excess of $100,000, or such other amount as determined by the Secretary of the Treasury or his delegate, excluding Employees described in Code Section 414(q)(8). In determining an Employee’s status as a Highly Compensated Employee within the meaning of Section 414(q), the entities set forth in Treasury Regulation Section 1.414(q) 1T Q&A 6(a)(1) through (4) must be taken into account as a single employer. A former Employee shall be treated as a Highly Compensated Employee if (i) such former Employee was a Highly Compensated Employee when he separated from Service or (ii) such former Employee was a Highly Compensated Employee in Service at any time after attaining age 55.

(12) “QNECs” shall mean qualified non-elective contributions, as defined in Treasury Regulation Sections 1.401(k) and 1.401(m), that may be made for a Plan Year in any amount necessary to satisfy or help to satisfy the Actual Deferral Percentage limit in Section 14.2 of the Plan or the Contribution Percentage limit in Section 14.4 of the Plan.

14.2 Actual Deferral Percentage Test: The ADP for the eligible Highly Compensated Employees for the Plan Year shall not exceed the greater of (1) or (2), as follows:

1. The ADP for the eligible non-Highly Compensated Employees times 1.25; or

2. The lesser of (i) the ADP for the eligible non-Highly Compensated Employees times 2.0 or (ii) the ADP for the eligible non-Highly Compensated Employees plus two percentage (2%) points.

The Plan applies the Actual Deferral Percentage test using the “current year testing method” described in Treasury Regulation Section 1.401(k)-2 for Highly Compensated Employees and non-Highly Compensated Employees. The ADP for any Highly Compensated Employee who is eligible to have Pre-Tax Contributions allocated to his account under two or more plans described in Section 401(k) of the Code that are maintained by an Employer or an Affiliate in addition to this Plan shall be determined as if the total of all such contributions were made under a single plan. If a Highly Compensated Employee participates in two or more plans that have different plan years, all Pre-Tax Contributions made during the Plan Year under all such arrangements shall be aggregated. In the event this Plan satisfies the requirements of Code Section 401(k), 401(a)(4), or 410(b) only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such sections of the Code only if aggregated with this Plan, then this Section shall be applied by determining the ADP of Employees as if all such plans were a single plan. Plans may be aggregated in order to satisfy Code Section 401(k) only if they have the same plan year and use the same ADP testing method.

The Employer, in its sole discretion, may elect to make QNECs for any Plan Year in any amount it determines is necessary to satisfy or contribute to satisfying the Actual Deferral Percentage test set forth in this Section 14.2 or the Actual Contribution Percentage test set forth in Section 14.4 of the Plan. QNECs may be used in lieu of, or in conjunction with, the distributions described in Section 14.3 or the forfeitures described in Section 14.5 of the Plan. QNECs shall be allocated in a manner determined by the Employer, in accordance with Treasury Regulation Section 1.401(a)(4)-2, among the Pre-Tax Contribution Accounts (as defined in Section 1.31) of non-Highly Compensated Employees who were eligible to make Pre-Tax Contributions during the Plan Year for which the QNECs are made at any time during the Plan Year or no later than 12 months after the end of the Plan Year. QNECs shall be considered Pre-Tax Contributions and shall be subject to the same limitations as to withdrawal and distribution as Pre-Tax Contributions. QNECs shall be nonforfeitable and 100% vested at all times. Any portion of the QNECs taken into account for purposes of the Actual Contribution Percentage test in Section 14.4, may not be taken into account for purposes of the Actual Deferral Percentage test in this Section 14.2. QNECs must satisfy the non-disproportionate contributions requirements of Treasury Regulation Sections 1.401(k)2(a)(6)(iv) and 1.401(m)2(a)(6)(4).

14.3 Excess Contributions: If neither of the tests described in (1) or (2) of Section 14.2 are satisfied, and the Employer decides not to make QNECs as a corrective measure, then Excess Contributions, plus any income and minus any loss attributable thereto, of certain Highly Compensated Employees will be distributed and shall be considered taxable income to such Highly Compensated Employees. Excess Contributions are allocated to the Highly Compensated Employees with the largest amount of Pre-Tax Contributions taken into account in calculating the ADP test for the year in which the excess arose, beginning with the Highly Compensated

Employee with the largest amount of such Pre-Tax Contributions and continuing in descending order until all of the Excess Contributions have been allocated. To the extent a Highly Compensated Employee has not reached his Catch-Up Contribution limit under the Plan, Excess Contributions shall be allocated to such Highly Compensated Employee as Catch Up Contributions (not to exceed the Catch-Up Contribution limit) and such contributions will not be treated as Excess Contributions.

The amount of Excess Contributions allocated to each Highly Compensated Employee, plus any income and minus any losses calculated up to the date of the distribution, and minus the amount of any Excess Deferrals previously distributed, will be distributed to the affected Highly Compensated Employees as soon as administratively feasible but in no event later than 12 months following the end of such Plan Year during which the Excess Contributions were made.

The income or loss attributable to a Highly Compensated Employee’s Excess Contributions for the Plan Year shall be determined as the sum of (1) and (2), where (1) is the income or loss attributable to the Highly Compensated Employee’s Pre-Tax Contribution Account for the Plan Year multiplied by a fraction, the numerator of which is the Excess Contributions and the denominator of which is the amount of the Highly Compensated Employee’s Pre-Tax Contribution Account balance as of the beginning of the Plan Year plus the Employee’s Pre-Tax Contributions to the Account during the Plan Year; and (2) (using the safe harbor method) is 10% of the amount determined under (1) multiplied by the number of calendar months between the end of the Plan Year and the date of distribution, counting the month of distribution if distribution occurs after the 15th of such month.

If distributions are made under this Section 14.3, the Actual Deferral Percentage is treated as meeting the nondiscrimination test of Section 401(k)(3) of the Code, regardless of whether the Actual Deferral Percentage, if recalculated after such distributions, would satisfy Section 401(k)(3) of the Code. The above procedures are used for purposes of distributing Excess Contributions under Section 401(k)(8)(A)(i) of the Code. Excess Contributions shall be treated as Annual Additions under Section 12(III)(8) of the Plan.

14.4 Actual Contribution Percentage Test: The Contribution Percentage for the eligible Employees for any Plan Year who are Highly Compensated Employees shall not exceed the greater of (1) or (2), as follows:

1. The ACP for the eligible non-Highly Compensated Employees times 1.25; or

2. The lesser of (i) the ACP for the eligible non-Highly Compensated Employees times 2.0 or (ii) the ACP for non-Highly Compensated Employees plus two percentage (2%) points.

The Plan applies the Actual Contribution Percentage test using the “current year testing method” described in Treasury Regulation Section 1.401(m)-2 for Highly Compensated Employees and non-Highly Compensated Employees. In computing the Actual Contribution

Percentage, the Employer may elect to take into account Pre-Tax Contributions and QNECs made under this Plan or any other plan of the Employer to the extent that (i) Pre-Tax Contributions and/or QNECs used for purposes of calculating the ADP test are not used for purposes of calculating the ACP test, and (ii) Pre-Tax Contributions, including those treated as Aggregate Contributions for purposes of calculating the Actual Contribution Percentage, satisfy the requirements of Code Section 401(k)(3). The ACP for any Highly Compensated Employee who is eligible to have Aggregate Contributions allocated to his account under two or more plans described in Section 401(a) or 401(k) of the Code that are maintained by an Employer or an Affiliate in addition to this Plan shall be determined as if the total of all such contributions were made under a single plan. If a Highly Compensated Employee participates in two or more such plans or arrangements that have different plan years, all Aggregate Contributions made during the Plan Year under all such plans and arrangements shall be aggregated.

For purposes of determining whether the ACP limits of this Section 14.4 are satisfied, all Aggregate Contributions that are made under two or more plans that are aggregated for purposes of Code Section 401(a)(4) or 410(b) are to be treated as made under a single plan, and if two or more plans are permissively aggregated for purposes of Code Section 401(m), the aggregated plans must also satisfy Code Sections 401(a)(4) and 410(b) as though they were a single plan. Plans may be aggregated in order to satisfy Code Section 401(m) only if they have the same Plan Year and use the same ACP testing method.

14.5 Excess Aggregate Contributions: If neither of the tests described in (1) or (2) of Section 14.4 are satisfied, and the Employer decides not to make QNECs as a corrective measure, Excess Aggregate Contributions, plus any income and minus any loss attributable thereto, shall be forfeited no later than 12 months after the close of a Plan Year to Members to whose accounts such Excess Aggregate Contributions were allocated. Excess Aggregate Contributions are allocated to the Highly Compensated Employees with the largest Aggregate Contributions taken into account in calculating the ACP test for the year in which the excess arose, beginning with the Highly Compensated Employee with the largest amount of such Aggregate Contributions and continuing in descending order until all the Excess Aggregate Contributions have been allocated. Excess Aggregate Contributions shall be treated as Annual Additions under the Plan.

The income or loss attributable to the Highly Compensated Employee’s Excess Aggregate Contributions for the Plan Year shall be determined as the sum of (1) and (2), where (1) is the income or loss attributable to the Highly Compensated Employee’s Employer Contribution Account (as defined in Section 1.17) and After-Tax Contribution Account for the Plan Year multiplied by a fraction, the numerator of which is the Excess Aggregate Contribution, and the denominator of which is the amount of the Highly Compensated Employee’s Employer Contribution Account and After-Tax Contribution Account without regard to any income or loss occurring during such Plan Year; and (2) (using the safe harbor method) is 10% of the amount determined under (1) multiplied by the number of whole calendar months between the end of the Plan Year and the date of forfeiture, counting the month of forfeiture if forfeiture occurs after the 15th of such month.

Any forfeiture of Excess Aggregate Contributions shall be applied to reduce Employer Matching Contributions for the Plan Year in which the excess arose. Should the amount of forfeited Excess Aggregate Contributions exceed the amount of Employer Matching Contributions needed for the Plan Year, such forfeitures shall be allocated, after all other forfeitures under the Plan, to the Employer Contribution Accounts of each non-Highly Compensated Employee who made Pre-Tax Contributions to the Plan, in the ratio that each such Employee’s Pre-Tax Contributions for the Plan Year bears to the total Pre-Tax Contributions of all such Employees for such Plan Year.

If forfeitures are made under this Section 14.5, the Actual Contribution Percentage test is treated as meeting the nondiscrimination test of Section 401(m)(2) of the Code, regardless of whether the Actual Contribution Percentage, if recalculated after such forfeitures, would satisfy Section 401(m)(2) of the Code. Excess Aggregate Contributions shall be treated as Annual Additions under Section 12(III)(8) of the Plan.

14.6 Effective Date: The provisions of this Article XIV are intended to comply with applicable provisions of the final Code Section 401(k) and 401(m) regulations, issued December 29, 2004, and are effective for Plan Years beginning on or after January 1, 2006.

IN WITNESS WHEREOF, the Company has executed these presents as evidenced by the signatures affixed hereto of its officers hereunto duly authorized, and by its corporate seal being affixed hereto, in a number of copies, all of which shall constitute but one and the same instrument which may be sufficiently evidenced by any such executed copy hereof, this          day of                     , 2006, but effective as of January 1, 2006.

CABOT OIL & GAS CORPORATION

By

ATTEST:

Secretary

[SEAL]

THE STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

BEFORE ME, the undersigned authority, on this day personally appeared                                 ,                                  of CABOT OIL & GAS CORPORATION, known to me to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same as the act of the said CABOT OIL & GAS CORPORATION, a corporation, and that he was duly authorized to perform the same and that he executed the same as the act and deed of said corporation for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this the          day of                     , 2006.

Notary Public, State of Texas

APPENDIX A

Vesting of Certain Employees Upon Termination of Employment

The following Employees who, upon termination of employment with the Company, (i) are eligible to receive benefits under the following severance plans and (ii) if required by the applicable severance plan, sign a valid waiver and release shall be fully vested in their benefits under the Plan.

1. Severance Plans 507 through 574

71